Exhibit (r)

                                                                     [BAAN LOGO]

                               BAAN COMPANY N.V.

Barneveld, August 3, 2000

To the shareholders of Baan Company N.V.

You are hereby invited to attend the Extraordinary General Meeting of Shareholders of Baan Company N.V., a company with limited liability incorporated under the laws of the Netherlands, to be held on Friday August 18, 2000, at 09:00 hrs (CET), at Conference Center 'Hart van Holland', located at Berencamperweg 12, 3861 MC Nijkerk, the Netherlands.

Included are the Agenda for the Extraordinary General Meeting of Shareholders, the Explanatory Notes to the Agenda, and a proxy card for use in connection with the Extraordinary General Meeting of Shareholders.

If you tendered your shares to Invensys Holdings Limited ('Invensys') in accordance with its offer to purchase all outstanding common shares of Baan Company N.V., we ask that you disregard this invitation. Only current shareholders will be admitted and will have voting rights at the Extraordinary General Meeting of Shareholders.

                                      Yours sincerely,

                                      Baan Company N.V.

                                      /s/ J.C. (HANS) WORTMANN
                                      ------------------------

                                      J.C. (Hans) Wortmann,
                                      Interim Chairman of the Board of
                                      Supervisory Directors

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                               BAAN COMPANY N.V.

                                     AGENDA

                 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Extraordinary General Meeting of Shareholders (the "Meeting") of Baan Company N.V. (the "Company") to be held on Friday August 18, 2000, at 09:00 hrs (CET), at Conference Center 'Hart van Holland', located at Berencamperweg 12, 3861 MC Nijkerk, the Netherlands.

A. Opening

B. Items of business:

   1. Annual Report of the Board of Managing Directors for the year ended December 31, 1999:

       a. Consideration and adoption of the Annual Accounts of the Company for the year ended December 31, 1999

       b. Discharge of the members of the Boards of Managing and Supervisory Directors

   2.  Appointment of new members of the Board of Managing Directors

   3.  Appointment of new members of the Board of Supervisory Directors

   4. Consideration and approval of the execution and performance by the Company of the "Asset Purchase Agreement and Offer Amendment" dated July 26, 2000 between the Company and Baan Software B.V. on the one hand and Invensys Holdings Limited and Invensys Plc. on the other hand and all transactions contemplated thereby

   5. Partial amendment of the Company's Articles of Association to change the financial year of the Company from the calendar year to a financial year from September 1 through August 31

   6.  Any other business as may properly come before the Meeting

   7.  Questions

C. Closing

The foregoing items B.1 - B.6 are more fully described in the Explanatory Notes to the Agenda.

                                       R-2

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                               BAAN COMPANY N.V.

                 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
                                AUGUST 18, 2000
                            ------------------------

                          EXPLANATORY NOTES TO AGENDA

I.   GENERAL

     The enclosed Proxy is solicited on behalf of Baan Company N.V., a company with limited liability incorporated under the laws of the Netherlands ("Baan" or the "Company"), for use at the Extraordinary General Meeting of Shareholders (the "Meeting") to be held on Friday August 18, 2000, at 09:00 hrs (CET), or at any adjournment thereof, for the purposes set forth herein, and in the accompanying Agenda. The Meeting will be held at Conference Center 'Hart van Holland', located at Berencamperweg 12, 3861 MC Nijkerk, the Netherlands. The Company's telephone number is +31-342-428-888.

     The proxy solicitation materials have been mailed on or about August 3, 2000, to all holders of registered shares of the Company as of July 28, 2000.

II.  PROCEDURE FOR ATTENDANCE

     In order to attend the Meeting and exercise their rights at the Meeting (in person or by proxy) holders of bearer shares and registered shares must do the following:

          (i) Bearer shares: Holders of bearer shares, and usufructuaries and pledgees that may exercise voting rights on bearer shares, are required to deposit on or prior to Monday August 14, 2000 (before
               4.00 p.m. local time) until after closing of the Meeting their share certificates or a deposit certificate issued in respect of such shares by a banking institution, against issuance of a receipt, at the offices of ABN AMRO Bank N.V., Herengracht 595, Amsterdam, the Netherlands, or at the offices of Morgan Guaranty Trust Company of New York, Depository, Attn: William Yetto, P.O. Box 9383, Boston, MA 02205-9958, United States of America. Only such receipt shall entitle the shareholder, usufructuary, or pledgee with voting rights to attend the Meeting;

          (ii) Registered shares: Holders of registered shares, and usufructuaries and pledgees that may exercise voting rights on registered shares, are required to notify the Company in writing of their intention to attend the Meeting on or prior to Monday August 14, 2000 (before 4.00 p.m. local time) by delivering such notification to one of the offices of the Company at Baron van Nagellstraat 89, 3771 LK Barneveld, the Netherlands, or at 2191 Fox Mill Road, Herndon, VA 20171, United States of America, or to one of the above mentioned offices of ABN AMRO Bank N.V. or Morgan Guaranty Trust Company of New York, together with a specification of the numbers of any share certificates which may have been issued in respect of such shares. Upon timely receipt of such notification, the shareholder, usufructuary or pledgee with voting rights, shall be provided with an admission ticket for the Meeting. A shareholder, usufructuary or pledgee with voting rights may only exercise his rights at the Meeting in respect of the shares that are registered in his/her name at both the time of notification and the date of the Meeting. Notification will be deemed to have been properly made if a duly completed proxy card is returned to the Company in a timely manner, as provided below.

     The Meeting shall decide whether any person other than those indicated above can attend the Meeting. All holders of voting rights or their representatives will be requested to sign an attendance list at the Meeting.

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III. VOTES REQUIRED FOR RESOLUTIONS

     Each proposal requires the majority of the votes cast at the Meeting. Each share is entitled to one vote.

IV.  PROXIES

     The right of a shareholder, usufructuary, or pledgee with voting rights to attend and vote at the Meeting can be exercised on his behalf by a person who is authorized in writing to do so. The written proxy must be deposited no later than at the time, and at the place, indicated above for bearer shares (or a deposit certificate). Holders of registered shares have been sent a proxy card which can be used for such purpose; proper completion and timely return of the proxy card by holders of registered shares, together with a specification of the numbers of any share certificates issued in respect of their shares (see above), constitutes proper notice of intent to attend by proxy for the purposes hereof.

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Morgan Guaranty Trust Company of New York, the Company's US transfer agent and registrar, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, on terms customary for such services. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

V.   EXPLANATORY NOTES TO AGENDA ITEMS

     EXPLANATORY NOTE TO ITEM B.1 -- ANNUAL REPORT OF THE BOARD OF MANAGING DIRECTORS FOR THE YEAR ENDED DECEMBER 31, 1999; CONSIDERATION AND ADOPTION OF THE ANNUAL ACCOUNTS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1999; DISCHARGE OF THE MEMBERS OF THE BOARDS OF MANAGING AND SUPERVISORY DIRECTORS

     At the Extraordinary General Meeting of Shareholders of June 29, 2000 the shareholders extended through November 30, 2000 the time by which the Company must draw up and make available to the shareholders the Statutory Annual Accounts for the year ended December 31, 1999. This Extraordinary General Meeting of Shareholders serves as the annual meeting for presentation of the annual report and adoption of the annual accounts as required by the Company's Articles of Association.

     After a presentation of the Company's Annual Report for the year ended December 31, 1999, the shareholders will be asked (i) to adopt the Company's Statutory Annual Accounts for the year ended December 31, 1999 (each of the Annual Report and the Statutory Annual Accounts having been prepared in accordance with Netherlands law), and (ii) to discharge the members of the Boards of Managing and Supervisory Directors.

     The Annual Report and the Statutory Annual Accounts have been previously drawn up by the Board of Managing Directors and approved by the Board of Supervisory Directors of the Company. Copies of the Annual Report and of the Statutory Annual Accounts have been deposited for inspection by the shareholders at the Company's offices located at Baron van Nagellstraat 89, 3771 LK Barneveld, the Netherlands and at the offices of ABN AMRO Bank N.V., Herengracht 595, Amsterdam, the Netherlands; they have also been made available on the Company's Web site at www.baan.com. A copy is also attached; a version of the Statutory Annual Accounts in the Dutch language will be available at the above mentioned offices of ABN AMRO Bank, N.V. or at the Company's Netherlands headquarters. Included in the Statutory Annual Accounts is the report of PricewaterhouseCoopers N.V., the Company's independent auditors.

                                       R-4

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     The shareholders are asked to discharge members of the Board of Managing
     Directors in respect of their management and members of the Board of Supervisory Directors in respect of their supervision during the 1999 financial year insofar as such management and supervision, respectively, is apparent from the Annual Report and the Statutory Annual Accounts.

     According to article 2:362 paragraph 7 of the Dutch Civil Code, the Company's Statutory Annual Accounts (consisting of the balance sheet and the profit and loss accounts) can be prepared in a non-Dutch currency if the activities of the Company or the international diversity of its group so justify. The Company has prepared its Statutory Annual Accounts in US Dollars since 1994.

     EXPLANATORY NOTE TO ITEM B.2 -- APPOINTMENT OF NEW MEMBERS OF THE BOARD OF MANAGING DIRECTORS

     According to the Articles of Association of the Company, the general meeting of shareholders needs to appoint new members of the Board of Managing Directors. At the Annual General Meeting of Shareholders held last June 23, 1999, the shareholders appointed Mary Coleman, Peter Aird, James Mooney, Andrew Nash, Laurens van der Tang, and Klaas Wagenaar as members of the Board of Managing Directors. Since then Mary Coleman, James Mooney, Andrew Nash and Klaas Wagenaar have resigned. Peter Aird and Laurens van der Tang have continued to serve on the Board of Managing Directors. Peter Aird has indicated that he wishes to resign and will resign from the Management Board effective as of the date of this Meeting. The Board of Supervisory Directors is pleased to recommend for appointment a new Board of Managing Directors consisting of the individuals identified below. According to article 15 paragraph 2 of the Articles of Association of the Company, the Board of Supervisory Directors is authorized to grant titles to the members of the Board of Managing Directors, if so desired. The shareholders are being asked to appoint the following individuals as members of the Board of Managing Directors (with their titles, as approved by the Board of Supervisory Directors, next to each name in parentheses):

     (a) Bruce A. Henderson (Chairman);

     (b) Laurens van der Tang (President);

     (c) J.C. (Hans) Wortmann (Senior Vice President Research & Development);

     (d) David S. Wyman (Chief Financial Officer, Invensys Software and Systems Division);

     (e) Christopher J. Besley (Treasurer); and

     (f) Tim Voak (Tax Director).

     Certain information regarding the nominees is set forth below.

     Bruce Henderson was appointed Division Chief Executive of the Invensys Intelligent Automation Division in September 1999, having previously served as Division Chief Executive of the Invensys Controls Division from February 1999 to September 1999 and President of Siebe Appliance Controls from 1995 to February 1999. Having worked as a McKinsey & Company consultant between 1977 and 1983, he then served in a number of senior executive positions with TRW Inc. between 1983 and 1995, including Managing Director, Quality Safety Systems and Vice President and General Manager, Electronic Convenience Systems.

     Laurens van der Tang joined the Company in June 1986. After having held various positions in Implementation and Consultancy, in October 1990 he became responsible for Product Development, and in January 1992 he was named Vice President, Product Development. In January 1995, he was promoted to Vice President, Research and Development of the Company and, in March 1997, to Executive Vice President, Research and Development. In his most recent position, Mr. van der Tang has been responsible for the management and strategy of the Company's product research and development groups.

     J.C. (Hans) Wortmann served as a Supervisory Director of the Company from May 1995 to date, most recently as its Interim Chairman, since Joop Janssen took a leave of absence for health reasons. Since

     1989, Mr. Wortmann has been a Professor at the School of Technology Management of the Technical University of Eindhoven in the Netherlands. He has also provided consulting services to Baan Development B.V. in the area of overall product architecture.

     David Wyman was appointed Vice President Transition for the Invensys Software and Systems Division (ISS) in June 2000. He was previously Assistant VP of Finance for the Invensys Controls Division, having joined Invensys in late 1997 as the Assistant VP of Finance for the Siebe Appliance Controls Group. Between 1985 and 1997 he had served in a number of senior Finance roles with Texas Instruments.

     Justin Besley was appointed Group Treasurer of Invensys Plc. in February 1999, having previously served as Group Treasurer of BTR Plc. from September 1998 to February 1999 and Head of Treasury Operations of BTR Plc. from December 1993 to September 1998.

     Tim Voak was appointed as Head of Group Tax for Invensys Plc. on January 4, 2000, having previously served as Group Tax Director at Lucas Industries and Lucas Varity Plc. from June 1993 to December 1999. Prior to that he has worked for The British Petroleum Company Plc. (now BP Amoco Plc.) and the UK Inland Revenue.

     EXPLANATORY NOTE TO ITEM B.3 -- APPOINTMENT OF NEW MEMBERS OF THE BOARD OF SUPERVISORY DIRECTORS

     The Board of Supervisory Directors currently consists of J.C. (Hans) Wortmann (Interim Chairman since Joop Janssen took a leave of absence for health reasons), David C. Hodgson, and William O. Grabe. Since the 1999 EGM, Pierre Everaert temporarily stepped down from his service on the Board of Supervisory Directors to assume the role of Interim CEO upon the resignation of Mary Coleman as CEO in January 2000. Since the 1999 EGM John
     W. Barter, General H.G.B. (Henk) van den Breemen (ret.), and Koichi Nishimura resigned from the Board of Supervisory Directors. The terms of Hans Wortmann and David Hodgson will expire on the date of this Meeting. Joop Janssen and William Grabe have indicated that they wish to resign and will resign from the Supervisory Board effective as of the date of this Meeting.

     According to the Articles of Association of the Company, members of the Board of Supervisory Directors must be appointed by the general meeting of shareholders. The Company is pleased to be able to put forth for shareholder ratification the appointment of the following individuals as members of the Board of Supervisory Directors:

     (a)  Kathleen A. O'Donovan;

     (b)  James F. Mueller;

     (c)  James C. Bays;

     (d)  John B. Saunders; and

     (e)  Robert E. Goudie, Jr.

     Each person is nominated to be appointed to serve for a term commencing August 18, 2000 and continuing through the Annual General Meeting of Shareholders to be held in the year 2003. Pierre Everaert, who stepped down temporarily from the Board of Supervisory Directors to serve as Interim Chief Executive Officer of the Company on January 5, 2000, will resume his duties as member of the Supervisory Board effective as of the date of this Meeting. His term continues through the Annual General Meeting of Shareholders to be held in the year 2002.

     The statutorily required information regarding the nominees is set forth below.

NAME OF NOMINEE                  PRINCIPAL OCCUPATION                                   AGE
---------------                  --------------------                                   ---
Kathleen A. O'Donovan..........  Nominee as Supervisory Director; Chief Financial       43
                                 Officer, Invensys Plc.
James F. Mueller...............  Nominee as Supervisory Director; Chief Operating       54
                                 Officer, Invensys Plc.

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
NAME OF NOMINEE                  PRINCIPAL OCCUPATION                                   AGE
---------------                  --------------------                                   ---
James C. Bays..................  Nominee as Supervisory Director; Senior Vice           51
                                 President, General Counsel and Chief Legal Officer,
                                 Invensys Plc.
John B. Saunders...............  Nominee as Supervisory Director; Senior Vice           57
                                 President and Director of Corporate Strategy and
                                 Development, Invensys Plc.
Robert E. Goudie, Jr...........  Nominee as Supervisory Director; Senior Vice           41
                                 President, General Counsel and Secretary to the
                                 Board of the Company
Pierre J. Everaert.............  Temporarily stepped down as Supervisory Director of    60
                                 the Company to serve as Interim CEO of the Company;
                                 Founder of E C Consult B.V.; Professor at the
                                 University of Gent

     Kathleen A. O'Donovan (Chief Financial Officer, Invensys Plc.) Kathleen O'Donovan was appointed Chief Financial Officer and a member of the Board of Directors of Invensys Plc. in February 1999, prior to which she had been Finance Director and a member of the Board of Directors of BTR Plc. since 1991. She was a Partner of Ernst & Young from 1989 until June 1991. She has also served since November 1997 as a non-executive member of the Board of Directors of EMI Group Plc., a listed British media group, and as a director of the Bank of England since August 1999.

     James F. Mueller (Chief Operating Officer, Invensys Plc.) James Mueller was appointed as Chief Operating Officer of Invensys Plc. in February 1999 and as a member of the Board of Directors from March 2000, having previously served as a member of the Board of Directors of Siebe Plc. from April 1996 until February 1999. His prior appointment had been as President and Chief Operating Officer of Siebe Temperature and Appliance Control from 1993 until February 1999. His business experience includes senior executive positions with The Thomas Group, TRW Inc. and Bundy Corporation.

     James C. Bays (Senior Vice President, General Counsel and Chief Legal Officer, Invensys Plc.) James Bays was appointed as Senior Vice President, General Counsel and Chief Legal Officer, Invensys Plc. in February 1999, having previously served as Vice President, General Counsel and Chief Legal Officer of Siebe Plc. since 1996. Prior to that he had served in senior legal positions with GenCorp Inc. and TRW Inc. and as an attorney at Jones, Day, Reavis & Pogue.

     John B. Saunders (Senior Vice President and Director of Corporate Strategy and Development, Invensys Plc.) John Saunders was appointed as Senior Vice President and Director of Corporate Strategy and Development, Invensys Plc. in February 1999 having previously served as Director, Corporate Strategy and Development of BTR Plc. from January 1996 until February 1999. His previous executive experience has included appointments as Senior Vice President and Director Corporate Strategy at SmithKline Beecham Plc. from 1988 until 1995, Director of Corporate Development at the Plessey Company Plc. and Director, Strategic Consulting at PA Management Consultants.

     Robert E. Goudie, Jr. (Senior Vice President, General Counsel and Secretary to the Board of the Company) Robert Goudie joined the Company in April 1998 as Senior Vice President, General Counsel and Secretary to the Board. Mr. Goudie has had global responsibility for all legal operations of the Company. Prior to joining the Company, Mr. Goudie was Vice President, Assistant General Counsel at Simon & Schuster, Inc. Prior to that, Mr. Goudie was in the Litigation Department and Intellectual Property Group at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, and he also clerked for two years on the Federal Court for the Southern District of New York.

     Pierre J. Everaert (Founder of E C Consult B.V. and Professor at the University of Gent) Pierre J. Everaert became a member of the Supervisory Board of the Company in March 1999 and was elected its Chairman one month later. He stepped down temporarily from that role on January 5, 2000 to assume the role of Interim CEO of the Company. He has 15 years of executive experience: at Goodyear; at General Biscuits S.A. (Paris, France), where he was Vice Chairman; at Ahold USA Inc. as CEO; and at Koninklijke Ahold N.V. (Zaandam, the Netherlands) as President and CEO. In 1992, Mr. Everaert joined the board of management of Philips Electronics N.V. in the Netherlands, and also served as

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     Chairman of the Board of Philips North America Corporation. In 1996, he
     formed his own company, E C Consult B.V., which provides advice to companies on corporate governance, advanced marketing, and e-commerce. Mr. Everaert is also currently professor at the University of Gent, Belgium, is a director of Interbrew (Louvain, Belgium) and KPNQwest (the Hague, the Netherlands) and is a member of the board of several privately held companies.

     Principal Share Ownership. On the record date, July 28, 2000, an aggregate of 267.338.018 shares of the Company's Common Shares were issued and outstanding. The following table sets forth the beneficial ownership of the Company's Common Shares as of such date by each nominee for election to the Board of Supervisory Directors:

NAME OF BENEFICIAL OWNER                  SHARES BENEFICIALLY OWNED    APPROXIMATE PERCENT OWNED
------------------------                  -------------------------    -------------------------
Kathleen A. O'Donovan                                 0                            0
James F. Mueller                                      0                            0
James C. Bays                                         0                            0
John B. Saunders                                      0                            0
Robert E. Goudie, Jr.                             3,000 (*)                  Less than 1%
Pierre Everaert                                  125,000 (*)                 Less than 1%

---------------
     (*) All shares were tendered to Invensys

     EXPLANATORY NOTE TO ITEM B.4 -- CONSIDERATION AND APPROVAL OF THE EXECUTION AND PERFORMANCE BY THE COMPANY OF THE "ASSET PURCHASE AGREEMENT AND OFFER AMENDMENT" DATED JULY 26, 2000 BETWEEN THE COMPANY AND BAAN SOFTWARE B.V. ON THE ONE HAND AND INVENSYS HOLDINGS LIMITED AND INVENSYS PLC. ON THE OTHER HAND AND ALL TRANSACTIONS CONTEMPLATED THEREBY

     The shareholders will be asked to consider, authorize, and approve an Asset Purchase Agreement and Offer Amendment (the "Purchase Agreement") entered into among the Company, its wholly-owned subsidiary, Baan Software B.V., Invensys Plc. ("Invensys"), a public limited company organized under the laws of England and Wales, and its wholly-owned subsidiary, Invensys Holdings Limited ("Invensys Holdings"), a private limited company also organized under the laws of England and Wales. (A copy of the Purchase Agreement is available on the Company's website at www.baan.com and on the on-line website database of the United States Securities and Exchange Commission at www.sec.gov/edgarhp.htm. It will also be available upon request at the Meeting.)

     As shareholders are aware, Invensys Holdings has offered to purchase all of the Company's outstanding common shares for Euro 2.85 per share, an offer which the Management Board and Supervisory Board recommended to shareholders and which was fully discussed at the Extraordinary General Meeting of Shareholders on June 29, 2000. If approved, the proposed Purchase Agreement would assure the completion of the orderly transfer of the Company's business to Invensys. Upon completion of the transfer, the Company would be liquidated. It is expected that this will occur within the next twelve months. The Purchase Agreement provides that, upon such liquidation, Invensys will assure that the Company has sufficient assets to distribute (on a gross basis) to or on behalf of its shareholders Euro 2.85 per share. Tax treatment of monies received by shareholders in liquidation may be different than those received in a tender offer and shareholders are advised to seek independent tax advice.

     Invensys Holdings is part of the Invensys Group, a global leader in the automation and controls industry, providing innovative solutions and services to its customers, with an increased focus on software, networks and electronics. Invensys' products and services range from sophisticated control systems for automating industrial plants, to electronic devices and controls for homes and offices together with complete power systems to protect the world's telecommunications and information technology networks. Invensys operates in all regions of the world and in the fiscal year ended March 31, 2000 had turnover from on-going operations in excess of Dfl. 24 billion.

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     Invensys has advised the Management Board and Supervisory Board that, following the proposed purchase, the Company's business will form a key part of a newly-created Invensys Software and Systems Division, which will have annual turnover in excess of Dfl. 4.5 billion. In the opinion of the Management Board and Supervisory Board, the transfer of the Company's business to Invensys is the best alternative available to the Company in that it will provide the Company's customers with needed assurance of the business' financial stability, provide employees with a more stable work environment, and assure shareholders of the opportunity to realize (on a gross basis) Euro 2.85 per share on their investment. The Company's Works Council has given its positive advice on this transaction.

     EXPLANATORY NOTE TO ITEM B.5 -- PARTIAL AMENDMENT OF THE COMPANY'S ARTICLES OF ASSOCIATION TO CHANGE THE FINANCIAL YEAR OF THE COMPANY FROM THE CALENDAR YEAR TO A FINANCIAL YEAR FROM SEPTEMBER 1 THROUGH AUGUST 31

     On the proposal of the Board of Managing Directors, approved by the Board of Supervisory Directors, the shareholders are being asked to amend the Articles of Association of the Company in accordance with the proposed amendment attached to these Explanatory Notes as Exhibit 1. Currently, the Company and its Dutch subsidiaries are in fiscal unity, with their financial year ending at the end of the calendar year. The Closing under the Asset Purchase Agreement and Offer Amendment will result in the ending of the current fiscal unity enjoyed by the Company and these subsidiaries. The purpose of this proposed amendment is to preserve fiscal unity by changing the financial year of the Company in such a fashion that the current book year ends on August 31, the business day immediately preceding the Closing of the Asset Purchase Agreement and Offer Amendment. The financial year of the Company will then run from September 1 through August
     31. Upon approval of this partial amendment of the Articles of Association the fiscal year of a number of the Dutch subsidiaries of the Company will be changed in the same fashion. Preservation of the fiscal unity will allow any tax losses arising in these Dutch subsidiaries of the Company in the period from January 1, 2000 until Closing to be available to the Company.

     EXPLANATORY NOTE TO ITEM B.6 -- ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

     If any matters not listed on the Agenda properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Managing Directors may recommend. Under the Company's Articles of Association, however, a proposal not included in the agenda may only be approved at the Meeting in the event that the entire issued capital of the Company is represented at the Meeting, in person or by proxy, and the proposal is unanimously approved.

                         EXHIBIT 1 TO EXPLANATORY NOTES
                                   TO AGENDA

                 FINANCIAL YEAR/DRAWING UP THE ANNUAL ACCOUNTS
                                   Article 26

1. The financial year of the company shall be [the calendar year] September 1 through August 31.

2. Annually, not later than five months after the end of the financial year, the management board shall draw up the annual accounts, unless by reason of special circumstances this term has been extended by the general meeting.

3. Within the period referred to in paragraph 2, the annual accounts shall be deposited for inspection by the shareholders at the office of the company. Within this period of time the management board shall also submit the annual report. The statement of the accountant as mentioned in article 27 and the additional information required by virtue of the law shall be added to the annual accounts.

4. The annual accounts shall be signed by the members of the management board and the supervisory board; if the signature of one or more of the members is lacking, this shall be stated and reasons given.

                                BAAN COMPANY N.V.

                             STATUTORY ACCOUNTS 1999


CONTENTS                                                                                   PAGE
--------                                                                                   ----

Company Profile........................................................                      2

Report of the Supervisory Board........................................                      4

Management Board Report................................................                      6

Financial Statements
- Consolidated balance sheet...........................................                     15
- Consolidated income statement........................................                     17
- Consolidated cash flow statement.....................................                     18
- Notes to the consolidated financial statements.......................                     20
- Corporate balance sheet..............................................                     33
- Corporate income statement...........................................                     35
- Notes to the corporate financial statements..........................                     36

Other Information
- Appropriation of net results.........................................                     45
- Subsequent events....................................................                     45
- Report of the auditors...............................................                     47

COMPANY PROFILE

Founded in The Netherlands in 1978, Baan Company is a leading global provider of enterprise business software. Baan Company offers a comprehensive portfolio of best-in-class, enterprise software applications that are in use by more than 7,000 customers at over 15,000 sites worldwide. Software applications and related services offered by the Company help customers gain competitive advantage through improvements to core business processes and by supporting Internet commerce.

On May 31, 2000, Invensys plc offered to purchase all the outstanding issued share capital of the Company for Euro 2.85 per share. Details of the offer are set forth in the Company's Schedule 14D-9 as filed with the U.S. Securities and Exchange Commission on June 14, 2000 in connection with the offer. Over the course of the first five months of 2000, the Company had strategic and financing discussions with financial investors, customers, partners and potential buyers. Based on those discussions and the current operating environment confronting the Company, management believes the Invensys offer is the best available solution for the Company. The Invensys offer, originally scheduled to close on July 13, 2000, has been extended and is now scheduled to close on July 25, 2000, but there are several conditions to close. Among them is that 95% of Baan's issued and outstanding shares must be tendered in support of the offer.

If the Invensys offer does not successfully close, the Company must pursue an immediate and fundamental restructuring, and obtain necessary financing, if the Company is to continue as an independent going concern. The Company would likely contact investors/financiers with whom it was having discussions during the first and second quarters of 2000 prior to announcement of the Invensys offer. Whether the Company would be successful in securing the needed financing for the next twelve months and be capable of successfully undertaking the requisite restructuring, and the extent to which it will be able to maintain its core integrated product and e-Fulfillment strategies (as described below), are at this moment uncertain. Nevertheless, the Company believes it can continue as a going concern, albeit in a substantially reduced and changed form.

The cornerstone of Baan Company's product strategy is delivery of scalable, flexible, enterprise application solutions that can be implemented rapidly in heterogeneous computing environments and rapidly re-configured as business conditions and needs change. To do this, the Company focuses on both intuitive, graphical business modeling as a starting point for software implementation, and robust out-of-the-box functionality. As a result, Baan Company's standard software typically can be configured and implemented within a time frame the Company believes provides it with a competitive advantage. Ongoing adjustments can be made to the system in response to changing market demands and changes in production and operational processes.

During the last three years, Baan pursued a strategy of broadening its traditional footprint in Enterprise Resource Planning (ERP) software to provide an "end to end" enterprise applications suite, culminating in release of its Baan Enterprise Solutions product line in the Fall of 1999. This suite extends beyond ERP into Customer Relationship Management (CRM) and Supply Chain Management (SCM) software. This vision had a number of implications beyond the delivery of a wider product portfolio. Baan entered new markets, principally through a series of acquisitions, as it widened its scope and moved away from its original focus. During 1999, Baan pursued a dual product strategy: becoming the first enterprise applications vendor to offer a fully integrated ERP-CRM-SCM product suite, and e-enabling and extending that suite to respond to the changes taking place in the marketplace as a result of the Internet and the growth of e-business.

In late 1999, in response to the impact of the Internet and building on its traditional strengths in manufacturing and engineering industries, the Company re-aligned its integrated product strategy to focus on "e-Fulfillment" - providing solutions that address an organization's entire e-commerce chain. The Baan Company suite of enterprise applications is designed to support specific business functions and processes for manufacturing and engineering companies as they compete in the new Internet economy.

e-Fulfillment is focused on fulfilling the customers' needs - making achievable promises when taking the order, through manufacturing and subsequent delivery, using Internet technologies. e-Fulfillment synchronizes and accelerates the flow of material and information inside an organization and among business partners, enabling the real time exchange of information in a way that allows companies to move from a linear/sequential supply chain model to one where multiple activities occur concurrently, within a commerce network. Baan's e-Fulfillment solutions enable planning across enterprises and intelligent decisions to be taken closer to the time orders are placed, with the goal of lowering the cost of delivered goods and improving customer service.

Baan is developing its e-Fulfillment solution to extend support from the transaction backbone, provided by its traditional ERP applications, to inter-enterprise business process management, provided by ERP, SCM and CRM solutions. ERP is the main transaction backbone of the enterprise and represents the only application in a company that effectively supports the execution of a business process. Baan believes that back-office excellence is the foundation of e-commerce strategies - many industry analysts agree that a company with a well-implemented ERP application has a stronger foundation on which to execute a successful e-business strategy. The strategic shift Baan undertook in 1999 was designed to allow it to deliver, in the future, support for internet-based business processes with intelligent messaging, workflow and business process modeling to support business community integration.

The Company has direct and indirect sales, service and support channels operating in 80 countries throughout Europe, North America, Latin America and certain Asian, African and Middle Eastern markets. To date, its enterprise systems have been implemented at approximately 15,400 customer sites around the world. As of December 31, 1999 the Company had 4,835 employees, (5,101 in 1998), of which 1,701 were employed in Research and Development, 852 in sales and marketing, 1,892 in consulting, education and customer support services, and 390 in finance and general administration.

For the year ended December 31, 1999, the Company's revenue and income before income taxes were approximately $619.1 million and ($311.4 million), respectively, as compared with $735.6 million and ($335.2 million), respectively, for the year ended December 31, 1998.

Baan Company is listed on the Amsterdam Exchanges (AEX) and on NASDAQ.

REPORT OF THE SUPERVISORY BOARD

To the Shareholders of Baan Company N.V.

Baan unquestionably had a difficult year in 1999. Losses were high and the Company faced new challenges in terms of future viability and stability following the restructuring announced in the fourth quarter of 1998. This was set against a dynamic market environment with industry challenges such as Year 2000 (Y2K) and the Euro, alongside new competition and a new business economy introduced by the Internet and e-business.

Responding to these challenges, Baan undertook a comprehensive strategic review during 1999. This process, commenced during the summer of last year, included a close analysis of the market conditions, revenue analysis by product line and domain and competitive segmentation and positioning. The extensive review resulted in implementation of a new, two-fold, go-to-market strategy in 1999: becoming the first and only enterprise applications vendor to release an integrated ERP-supply chain-front office product offering (which culminated with our Baan Enterprise Solutions release in December), and e-extending and enabling our products (which we announced to the market at our Baan World 99 event in Vienna in November through release of our e-Fulfillment strategy).

And, despite the other challenges faced in 1999, there were other positive announcements as well. We grew our installed base substantially by adding almost 700 new customers in 1999; we maintained our strong commitment to R&D and our historical leadership position as a technology innovator in the face of budgetary constraints; and we showed improved levels of customer satisfaction through the strong efforts of our services organization. And while 1999 unquestionably was disappointing overall from a revenue perspective, we saw some positive signs toward the end of the year.

As we turned into 2000, however, having positioned the business for what we hoped would be a rebound in the enterprise applications market, a new and unprecedented set of challenges immediately confronted the Company. The then CEO and CFO resigned in early January and other members of senior management departed during the first quarter (including two other members of the Management Board). The Company faced a precarious equity situation which led to increased scrutiny from the AEX and the specter of being placed on "special listing conditions," a significantly declining share price, and growing customer concerns about the future viability of the Company. This dramatically altered environment forced the Company to consider new strategic options. That strategic assessment, carried out with the help of our bankers Lazard Freres (who were retained on January 31, 2000), culminated in the cash tender offer of Invensys plc to purchase all the issued share capital of Baan for Euro 2.85 per share, announced on May 31, 2000.

The priorities for the Company going forward, are to ensure viability through the Invensys acquisition and to restore profitability through a strong reduction in costs and a return to revenue growth. The Company believes the Invensys offer is the best available alternative to realize these goals. Implications of failing to successfully close this offer are outlined in the notes to the consolidated financial statements, and such failure could have a materially adverse effect on the Company's ability to survive as a going concern on an independent basis.

Financial Statements: The financial statements for 1999 as prepared by the Management Board have been audited by PricewaterhouseCoopers, the Company's auditors. Their unqualified opinion with an emphasis of matter paragraph - emphasizing management's uncertainty about the

Company's ability to continue as a going concern can be found in the Other Information section. We recommend that you adopt and approve the annual accounts as presented.

Supervision: The Supervisory Board met regularly with management throughout the course of 1999 and was kept informed about the strategic direction the Company elected to take in response to market conditions, acquisition proposals, financial performance, and the operational and customer challenges it faced throughout the year. Since the beginning of 2000, the Supervisory Board has met in person or via teleconference at least weekly (with few exceptions), and sometimes more frequently, in the light of the extraordinary circumstances facing the Company.

Changes in membership of the Supervisory Board: At the March 1999 Extraordinary General Meeting of Shareholders, a new Supervisory Board was elected. This Board served for the remainder of 1999, but it also endured changes as we turned into 2000. Pierre Everaert stepped down temporarily from the Supervisory Board on January 5, 2000 to assume the role of Interim CEO of the Company, in light of Mary Coleman's departure. Later, during the first quarter, Koichi Nishimura and John Barter resigned due to other professional commitments; Henk van den Breemen resigned due to health reasons; and Joop Janssen went on medical leave of absence.

Clearly, 1999 was a difficult year for Baan Company. And nothing could have prepared the Company for the dramatic events in the first and second quarter of 2000 that fundamentally changed the landscape for the Company. What progress we have made during 1999 and 2000 has been achieved through the commitment and dedication of Baan employees, who in spite of the challenging times and uncertain personal circumstances as a result thereof, demonstrated resilience and loyalty to the Company and its customers. I would like to thank them, and all of our customers for their ongoing support and commitment.

On behalf of the Supervisory Board,
Hans Wortmann, Interim Chairman

MANAGEMENT BOARD REPORT

Any view of the 1999 fiscal year will inevitably be affected by the announcement of May 31, 2000 that Invensys plc has offered to purchase the complete issued share capital of the Company for Euro 2.85 per share. Given the circumstances confronting Baan Company, which we describe in more detail in this report, management believes that the Invensys offer provides the best solution for the Company to significantly restructure the business (a task which is unavoidable) and re-build a successful and viable business in the enterprise applications market. Our objective in this Management Board Report is to describe the business environment of 1999, how that affected the Company strategically and operationally, and how developments in the first half of 2000 have culminated in the Invensys offer.

BUSINESS ENVIRONMENT AND PRODUCTS

The enterprise applications market as defined today by industry analysts, has developed through the consolidation of three primary markets - Enterprise Resource Planning (ERP) including manufacturing automation and accounting and financial management, Customer Relationship Management (CRM) and Supply Chain Management (SCM).

Like many enterprise application vendors, Baan Company's roots are in the ERP arena. During the late-1990s, several factors drove ERP industry growth rates in excess of 50% per year. Some of the key drivers included:

o Requirement to continually drive down costs in a competitive global economic environment;

o Conversion of legacy systems to a new generation of products to support the Year 2000 (Y2K); and,

o The requirement to support multi-currency reporting due to adoption of the Euro.

In early 1998, market analysts expected growth rates to moderate somewhat, but to continue in excess of 35% per year through the year 2001. In reality, based on publicly available information and analysts' estimates, the leading vendors in the ERP space saw growth rates drop unexpectedly from around 40% in the first quarter of 1998 (compared to the first quarter of 1997) to less than 5% growth in the fourth quarter of 1998 (compared to the fourth quarter of 1997). Throughout 1999, new license growth in the enterprise applications market declined by approximately 25% year over year from 1998 levels, which represented a dramatic change from the 40%+ growth rates of previous years. New license revenue is the key growth engine for software companies like Baan and drives related revenue in follow-on services (such as consulting and education) and support across the entire organization.

Industry analysts like the Gartner Group and AMR expect new license revenue to begin to grow again by the second half of 2000. While Supply Chain Management and Customer Relationship Management markets are already seeing a return to growth, ERP market growth in the manufacturing sector is lagging somewhat behind these other markets.

The second half of 1999 marked a dramatic and fundamental shift in the enterprise applications market with the emergence of the Internet as a viable platform for Business-to-Business (B2B) commerce transactions. Today, industry analysts expect that the transition of core business processes to the Internet will be a primary driver for growth in enterprise applications in 2000 and beyond.

Given these market trends, and in light of uncertainties in market demand post-Y2K, Baan initiated a strategic planning process in mid 1999 to assess the implications of this new market scenario. Revenues, previously stated only by geography and revenue type, were analyzed by product line and each product area underwent thorough examination in terms of its market positioning and goals for the coming year. The focus of this effort was to ensure that the Company was lining up all of its resources to become the first enterprise applications vendor to deliver an integrated, "end to end" ERP/SCM/CRM solution, and to e-enable the product line.

In October 1999, Baan's top 200 managers gathered to review the strategy that had evolved as a direct result of this planning process and to adapt the "go to market" model to mirror the strategy. In the fourth quarter of 1999, the restructuring to support this strategy was announced.

There were several key product announcements during 1999 that reflected those strategic goals. In April 1999, the Company launched the Baan E-Enterprise suite of web-enabled enterprise software applications. The suite includes applications to support both buy-side and sell-side E-Commerce business processes to facilitate business between the entire value chain of employees, partners, resellers, and suppliers.

At BaanWorld in November 1999, the Company announced its strategy around `e-Fulfillment', bringing together its integrated product suite in Baan Enterprise Solutions to address the needs of manufacturing and engineering companies competing in the new Internet economy.

In December 1999, the Company made generally available Baan Enterprise Solutions, the industry's first integrated suite of ERP, SCM and CRM applications. With this release, Baan also released new integration technology, Baan OpenWorld, based on the Extensible Mark-up Language (XML). In 1999, XML emerged as the integration language of the Internet, positioning Baan several years ahead of their competitors.

The Company also had success in improving levels of customer satisfaction, in part by protecting, and investing in, its global support resources during 1999. The Company continued to make progress in improving levels of customer satisfaction in post sales support and maintenance with incremental improvements across six successive quarters in quality and nine successive quarters in business unit performance. This improvement was due to improved efficiency and productivity in Customer Support and the continued levels of investment in this area over this difficult period.

Over the course of the year, Baan maintained a strong commitment to investments in Research and Development, increased investments in building E-Commerce applications, and invested in marketing to create higher levels of corporate brand recognition.

Management believes that these actions and the 1999 strategic initiatives positioned the Company well for what analysts suggested would be improved market conditions for the enterprise applications market in 2000.

The Company believes market growth opportunities for enterprise application vendors remain in four distinct areas:

o Internet adoption - Industry analysts expect that Internet "enablement" of business processes will fuel license revenue growth in this segment of over 100%. This growth will be in software areas that support all aspects of an enterprise's commerce chain as companies seek to integrate the Internet into Customer Relationship Management, Inbound Supply Chain Management business processes, and eventually into core manufacturing processes.

o Customer Relationship Management - Industry analysts expect growth levels in excess of 50% per year for this area, driven by the adoption of Internet technology and new Internet business models.

o Supply Chain Management - Industry analysts suggest that this area will grow in excess of 50% per year, as globalization and increased competition drive companies to seek to differentiate themselves through distribution and delivery models. In addition, the adoption of Internet commerce is placing a greater emphasis on Supply Chain Management.

o Mid-market ERP - The cost and complexity of traditional ERP and operations management products historically limited adoption in this segment. Today, penetration rates for the mid-market are below 30%. As vendors like Baan Company delivered solutions on industry standard platforms and reduced deployment times from years to months, ERP solutions became cost effective for the mid-market. Industry analysts continue to believe that the mid-market represents high growth opportunities for the ERP vendors.

FINANCIAL OVERVIEW

While the Company repositioned itself strategically for growth in the year 2000, driving top line revenues in 1999 proved challenging.

Total net revenues for the year 1999 were $619.1 million compared to $735.6 million in 1998. Total costs of revenue were $435.0 million in 1999 compared with $342.8 million in 1998. These numbers result in a gross margin of $184.2 million in 1999, whereas the gross margin in 1998 was $393.2 million. Total operating and non-recurring expenses reduced to $485.6 million in 1999 from $725.3 in 1998. The loss from operations in 1999 was ($301.4) million compared to ($332.0) million in 1998.

Total license revenue decreased 43% ($143.5 million) to $192.9 million in 1999 from $336.4 million in 1998. As a percentage of total net revenues, total license revenue was 31% in 1999, as compared to 46% in 1998.

The Company believes the reduction in 1999 total license revenue, compared to 1998, was attributable to principally the following five factors:

     Changing competitive and economic landscape

     During 1999, the Company believes that the enterprise applications software market was negatively impacted by a number of industry-wide issues, including (i) increased customer focus on addressing Year 2000 problems,
     (ii) increasing and new competition, and (iii) changing market conditions driven by the shift to B2B and Internet commerce. The Company believes the impact of these market forces was more pronounced upon the Company than its competitors. This is because the Company's total license revenue continued to comprise a greater percentage of the Company's total net revenue, compared to non-license revenues such as maintenance, service and consulting when compared to certain competitors. The above factors, in turn, gave rise to a number of market trends that the Company believes slowed license revenue growth. These included longer sales cycles, increased uncertainty of customers in making purchasing decisions, deferral or delay of new IT projects, re-allocation of capital expenditures to fix Year 2000 problems of existing systems, and increased and new competition.

     Sales execution

     Sales execution was negatively affected due to the increased education and training needed to transition the Company's sales force from selling an ERP (or other single) application to selling a broader product suite incorporating Supply Chain Management and Customer Relationship Management. There also has traditionally been relatively high employee turnover in the sales forces of many enterprise application vendors. As the Company transitioned in 1999 to its integrated product strategy, the inability of the Company to retain high percentages of its sales force for periods longer than one year additionally contributed to increased education and training cycles and inevitably less experienced sales teams, which also negatively impacted total net revenues.

     Business reorganization

     Commencing in 1997 and continuing through 1999, the Company acquired several software companies as part of a strategy to expand its product footprint beyond ERP and/or to supplement its ERP technology. As with any acquisition strategy, integrating these acquired companies into the Company's corporate organization presented certain challenges. Originally, the Company operated many of the acquired companies as independent entities, in part to respect the differing cultures of these firms and to retain their entrepreneurial spirit. In the summer of 1998, in an effort to begin integrating these various entities, the Company created a matrixed business structure that ultimately proved unduly complex and contributed to certain operational uncertainties and inefficiencies. As part of the Company's restructuring announced in the fourth quarter of 1998, it moved to a more traditional functional organization that, among other things, was designed to present a single face to the customer (by integrating the sales forces) with a minimally matrixed structure and clearer lines of authority. While eliminating a certain amount of complexity in the organization, these changes did create certain additional challenges for the sales force (which had its roots and training in ERP) and de-focused certain domain areas of the business, such as Supply Chain Management and Customer Relationship Management. In its earnings announcement of the first quarter of 2000, the Company indicated that it believes further complexity can be eliminated from the organization, and that further organizational changes will be pursued as part of a stringent cost containment program that will be implemented in 2000.

     Operational losses and Company viability

     The Company suffered its first quarterly operational loss (since becoming a public company) in the third quarter of 1998, which led to a restructuring of the Company's operations in the fourth quarter of that year. Despite the 1998 restructuring, the Company generated operational losses for each of the four quarters of 1999, and that trend continued into the first quarter of 2000. In response, the Company announced during the first half of 2000 that it must pursue an aggressive restructuring plan this year that could reduce its operating costs by almost one- half. Its ability to pursue the necessary restructuring, however, has been handicapped by the Company's need to maintain its full listing status on the AEX and to raise adequate financing for the charges that inevitably will result from this plan. The continued operating losses and challenging circumstances under which the Company must pursue a restructuring have generated a certain level of caution amongst existing and potential new customers of the Company's products and services. During 1999, and continuing into 2000, the Company has seen a number of customers adopt a "wait and see" attitude, waiting to purchase the Company's products or services until it sees that the Company has returned to profitability. This negatively affected the Company's license revenues in 1999 and, until the Company returns to profitability, it foresees that this "wait and see" attitude will continue to negatively affect license revenues.

     Personnel changes

     There is high demand, particularly in the United States (and increasingly in Europe as well), for qualified IT personnel, including executives, sales and marketing personnel, and software developers. Like all of its competitors, the Company is experiencing significant turnover in its personnel - both in its executive ranks and in the field. The Company's operational losses during 1999 and continuing into 2000 have exacerbated the loss of key personnel. This trend negatively affected license revenue in 1999, as the Company identified, hired and trained new sales people. The Company expects to continue to see a certain level of instability in its workforce as the "dot-com" and more established companies continue to recruit its employees and the Company executes on its cost cutting and containment program for 2000.

Total operating and non-recurring expenses decreased by 33% in 1999 to $485.6 million from $725.3 million in 1998. This decrease reflects the Company's attempts to balance the costs against the projected revenues within the planned restructuring. Specifically, Sales and Marketing and General and Administrative expenses were reduced. During 1999, although Research and Development's costs were reduced by approximately 11%, the Company maintained its historically strong commitment to, and investment in, Research and Development. In response to the changing market conditions, the Company re-prioritized many of its existing development projects and put a greater emphasis on development of its Internet products.

In the fourth quarter of 1999, the Company undertook a strategic reorganization to focus its operations on providing the open, integrated and e-enabled enterprise solutions for e-Fulfillment. In connection with that decision, the Company recorded write-downs of certain capitalized software and intangible fixed assets not related to its core strategy and took certain restructuring charges related to office closures and headcount reductions.

DEVELOPMENTS DURING THE FIRST HALF OF THE YEAR 2000

Despite the downward trend in license revenue that affected the entire enterprise applications sector in 1999 (due to the Year 2000 issue, increased competitive pressures and other factors), the Company's overall revenue position showed positive signs as 1999 came to a close. But in early 2000, caused in part by new market pressures from the shift to the Internet economy, but more importantly due to internal issues affecting the Company, Baan has experienced significant downward pressures on its license revenue and total net revenues. In January 2000, the Company announced the resignations of both the then Chief Executive Officer (Mary Coleman) and Chief Financial Officer (Jim Mooney). In addition, several other members of the senior management also departed, or announced they would be departing, in the first quarter of 2000. Further, partly as a result of the 1999 restructuring and other charges taken in the fourth quarter of 1999, the Company was confronted with a deteriorating shareholders' equity position. As indicated above, the AEX requires that its listed companies maintain positive shareholders' equity. Failure to do so can result in the listed company being placed on "special listing conditions" that typically results in a significant erosion in the share price and volume of trading. By the end of January, the share price had declined to approximately one-half of its value at the beginning of the year. These events, combined with continuing operating losses, contributed to increased concerns amongst investors, key customers, prospects and employees about the Company's viability going forward. This created a climate where it was increasingly difficult for the Company to successfully close transactions for new business.

The Company immediately took steps during the first quarter of 2000 to fill open management positions. That new team was thus faced with a series of immediate challenges, including, (1) increased difficulty in making new sales and retaining existing customers because of concerns about the viability of the Company, (2) a shareholders' equity position under scrutiny by the AEX and (3) a declining share price. This meant that in the first quarter of 2000, the management of the Company was forced to devote significant resources to an effort to stabilize the Company's financial situation.

On January 31, 2000, the Company retained Lazard Freres (investment bankers) to assist in examining the financial position of the Company, reviewing strategic options to maximize shareholder value (including a possible sale of the Company) and exploring other transactions to raise equity for the Company. These efforts culminated on May 31, 2000 with the announcement that the Company's Management and Supervisory Board unanimously had approved an Offer Agreement with Invensys plc under which Invensys has offered to purchase 100% of the issued share capital of the Company for Euro 2.85 per share. That offer, originally scheduled to close on July 13, 2000, has been extended and is now scheduled to close on July 25, 2000. There are several conditions to close, however, including the condition that 95% of all Baan shares must be tendered in support of the offer.

Several facts about the strategic discussions that we had with potential partners or investors during the first half of 2000 must be underscored:

     o The Company received only one formal offer other than the Invensys offer to acquire all the shares or assets of the Company (and that other offer had significantly less favorable economic terms than the Invensys offer).

     o Any and all informal offers we received or discussions we had with potential investors or acquirers also involved economic terms significantly less favorable than those offered by Invensys.

     o The Company has received no offers of any kind since the announcement of the Invensys offer on May 31, 2000.

Failure of the Invensys offer to successfully close, therefore, could have a materially adverse effect on the business and Baan's ability to continue as a going concern. In particular:

     o The Company will be operating in an environment of growing customer concerns about the continued viability of the Company.

     o Those concerns are likely to be heightened by continued operating losses for at least the next several quarters (at least until the necessary restructuring of the Company is completed); indeed, management itself has expressed concern about the Company's ability to continue as a going concern.

     o Additionally, the Company has indicated publicly that it will close the second quarter in a negative equity position. The AEX recently issued a press release indicating that it will place the Company on "special listing conditions" if the Invensys offer is not successfully closed within 8 weeks from the date of that release. That action will undoubtedly contribute to further skepticism in the market.

     o The Company must pursue an immediate and fundamental restructuring. The restructuring that would be required will likely entail reducing the Company's operations by at least one-half. To secure the necessary financing for that endeavor we would likely resume discussions with other potential partners that we had spoken to over the last five months. Securing affordable financing for this restructuring in the environment outlined above will likely prove extremely challenging, and such financing could include onerous terms and (in the case of equity financing) carry with it substantial dilution for shareholders.

     o The Company also believes there could be an accelerated loss of key personnel that will add to the challenges the Company will face in improving top line revenue and executing on the needed restructuring.

ACQUISITIONS AND DIVESTMENTS

Baan Midmarket Systems B.V. (BMS) was established in late 1997 as a joint venture between the Company and the predecessor company to Vanenburg Group B.V. (VG, a related party to the Company during 1997 through 1999), with 15% owned by the Company and 85% owned by VG. In January 1999, the Company entered into an agreement with VG pursuant to which the Company purchased (or was assigned) the principal assets of BMS. All VAR agreements that had previously been assigned to BMS and/or that BMS had entered into since its creation were assigned to the Company. Approximately 130 BMS employees also transferred to the Company as part of the transaction. The purchase price was comprised of the following: (i) $2 million paid in cash upon execution and (ii) a three-year, 15% royalty on the Company's net revenues from its indirect channel that includes a minimum payment and maximum potential earn out. The minimum guaranteed payment is approximately $41 million. To the extent this minimum is not earned in full via the royalty the Company would be obligated to pay VG the difference between the earned amounts and the minimum guaranty. The maximum potential earn out is the guaranteed minimum payment plus up to an additional $44 million.

During the third quarter of 1999, the Company acquired companies providing solutions built in the Baan environment. These acquisitions are Proloq, which provides extensions to Baan ERP for process industries like primary metals, pulp and paper and others and B.A. Intelligence Networks, Ltd. (BAIN), which develops Product Data Management (PDM) extensions to Baan ERP. Baan also acquired ownership of Dynamic Enterprise Models (DEM) from Vanenburg Business Innovations B.V. (Triarch). DEM allows organizations to model their business processes and speed configuration and customizations of Baan products. BAIN and Triarch were members of Vanenburg Group B.V.

On March 12, 2000, the Company sold its minority interest in Meta4 to generate additional cash of approximately $40 million and additional equity of approximately $21 million.

During the first quarter of 2000, the Company completed the sale of Baan's CODA unit, including the flagship CODA Financials and CODA E-Finance applications, for an approximate $49 million sales price. The Company realized a gain of approximately $31 million as a result of this transaction.

MANAGEMENT BOARD

During the first half of 1999, the Management Board consisted of Tom C. Tinsley. Mary Coleman was appointed President and CEO on June 1, 1999 and was elected Chairman of the Board at the June 23, 1999 Annual General Meeting of Shareholders (AGM). She maintained those positions until her resignation on January 4, 2000. Pierre J. Everaert, who was serving as Chairman of the Supervisory Board at the time of Ms. Coleman's resignation, stepped down from that position on January 5, 2000 to assume the role of Interim CEO of the Company and he continues to hold that position.

Also elected to the Management Board at the June 23, 1999 AGM were Laurens van der Tang, Executive Vice President of Research and Development, and Peter Aird, Executive Vice President of Customer Services and Support, and both continue in those positions. Klaas Wagenaar and Andrew Nash were also elected and served on the Management Board for the remainder of 1999. Both resigned from the Company during the first quarter of 2000.

DIRECTORS AND CORPORATE EXECUTIVE OFFICERS OF THE COMPANY

The Managing Directors, corporate executive officers and Supervisory Directors of the Company, and their ages, are as follows:

NAME                                  AGE     POSITION(S)
----                                  ---     -----------
Pierre J. Everaert(1)                 60     Interim Chief Executive Officer and
                                             Supervisory Board Member

Robert A. Ruijter                     49     Chief Financial Officer

Laurens van der Tang(7)               34     Executive Vice President, Research
                                             and Development

Peter Aird(7)                         49     Executive Vice President, Customer
                                             Service and Support

Robert E. Goudie, Jr.                 41     Sr. Vice President, General Counsel
                                             and Secretary to the Board

Gerrit J. van Munster                 36     Senior Vice President, Human
                                             Resources

Joop P.M. Janssen(2)                  57     Supervisory Board Member

William O. Grabe(3)                   62     Supervisory Board Member

David C. Hodgson(4)                   43     Supervisory Board Member

J.C. (Hans) Wortmann(4)(5)(6)         49     Interim Chairman, Supervisory Board
--------

(1) Mr. Everaert temporarily stepped down from his position on the Supervisory Board to assume the role of Interim CEO of the Company on January 5, 2000.

(2)  Mr. Janssen has been on a medical leave of absence since March 29, 2000.

(3)  Member of the Supervisory Board Nomination and Compensation Committee.

(4)  Member of the Supervisory Board Audit Committee.

(5) Mr. Janssen became Interim Chairman of the Supervisory Board on January 5, 2000, replacing Mr. Everaert when he temporarily stepped down to become Interim CEO. When Mr. Janssen went on medical leave of absence in March 2000, Mr. Wortmann assumed the role as Interim Chairman of the Supervisory Board.

(6) At the March 1999 Extraordinary General Meeting of Shareholders, John Barter, Koichi Nishimura, and Henk van den Breemen were also elected to the Supervisory Board. During the first quarter of 2000, Messrs. Barter and Nishimura resigned their positions on the Board to free up more time for other professional commitments. Mr. van den Breemen also resigned from the Board during the first quarter of this year for health reasons.

(7)  Member of the Management Board.

 The Company qualifies for an exemption under Article 2:153 of the Dutch Civil Code, that would otherwise require the Company to adopt the so-called "structuurregime" for large companies (which would remove certain powers from the shareholders and place them with the Supervisory Board). In addition; the Company has not voluntarily adopted the "structuurregime". Accordingly, the power of the General Meeting of Shareholders is not diminished and the shareholders retain the power to appoint both the Supervisory and Management Boards.

 Although the Company is facing challenging times, the Management Board would like to thank customers for their loyalty and the employees for their continuing effort and commitment.

 Barneveld, July 17, 2000

 THE MANAGEMENT BOARD

 Laurens van der Tang
 Peter Aird

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                  (AFTER PROPOSED APPROPRIATION OF NET RESULTS)


ASSETS
                                December 31,   December 31,
                                     1999          1999
                                ------------   ------------
                                          $              $

FIXED ASSETS
Intangible fixed assets ......       64,563         52,644
Tangible fixed assets ........      104,566        141,017
Financial fixed assets .......        2,167         26,214
                                 ----------     ----------
TOTAL FIXED ASSETS ...........      171,296        219,875

CURRENT ASSETS
Accounts receivable ..........      180,080        277,761
Due from related parties .....        4,011          6,297
Other current assets .........       50,686        112,387
Marketable securities ........       60,921          1,080
Cash and bankers .............      135,744        205,751
                                 ----------     ----------
TOTAL CURRENT ASSETS .........      431,442        603,276
                                 ----------     ----------
TOTAL ASSETS .................      602,738        823,151
                                 ==========     ==========

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                  (AFTER PROPOSED APPROPRIATION OF NET RESULTS)


LIABILITIES AND SHAREHOLDERS' EQUITY


                                                   December 31,    December 31,
                                                       1999            1998
                                                   ------------    ------------
                                                              $               $

GROUP EQUITY (DEFICIT)                                   (7,760)        156,760


LONG-TERM LIABILITIES
Convertible subordinated notes                          188,833         190,103
Long-term deferred revenue                               15,069          17,831
Credit institutions                                         208             910
Due to related parties                                   25,874              --
Other                                                     3,081           4,084
                                                   ------------    ------------
TOTAL LONG-TERM LIABILITIES                             233,065         212,928

CURRENT LIABILITIES
Current portion of long-term debt                           188             523
Accounts payable                                         66,460          74,508
Due to related parties                                   18,323              --
Deferred revenue                                        135,534         147,933
Other current liabilities                                38,827          67,728
Accrued liabilities                                     118,101         162,771
                                                   ------------    ------------
TOTAL CURRENT LIABILITIES                               377,433         453,463
                                                   ------------    ------------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              602,738         823,151
                                                   ============    ============

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                          CONSOLIDATED INCOME STATEMENT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         1999            1998
                                                     ------------    ------------
                                                                $               $
NET REVENUES:
License revenue                                           190,884         285,778
License revenue from related parties                        2,000          50,600
                                                     ------------    ------------
Total license revenue                                     192,884         336,378
Maintenance and service revenue                           426,259         399,271
                                                     ------------    ------------
TOTAL NET REVENUES                                        619,143         735,649

COST OF REVENUES:
Cost of license revenue                                    59,787          30,741
Write-down of capitalized software                         43,105           9,600
Cost of maintenance and service revenue                   332,091         302,063
                                                     ------------    ------------
TOTAL COST OF REVENUES                                    434,983         342,404
                                                     ------------    ------------

GROSS MARGIN                                              184,160         393,245
                                                     ------------    ------------

OPERATING AND NON-RECURRING EXPENSES:
Sales and marketing                                       172,412         272,497
Research and development                                  134,733         151,369
General and administrative                                143,791         156,148
Asset write-downs                                          23,906          27,299
Loss on disposal of assets                                     --          58,030
Restructuring and other non-recurring expenses             10,722          59,972
                                                     ------------    ------------
TOTAL OPERATING AND NON-RECURRING EXPENSES                485,564         725,315
                                                     ------------    ------------
INCOME (LOSS) FROM OPERATIONS                            (301,404)       (332,070)

Interest income                                             3,261           8,668
Interest expense                                           (9,456)        (11,750)
Other income (expense), net                                (3,788)            (40)
                                                     ------------    ------------
INCOME (LOSS) BEFORE INCOME TAXES                        (311,387)       (335,192)

Provision (benefit) for income taxes                           --         (20,000)
                                                     ------------    ------------
NET INCOME (LOSS)                                        (311,387)       (315,192)
                                                     ------------    ------------
NET INCOME (LOSS) PER SHARE:
Basic                                                       (1.44)          (1.59)
Diluted                                                     (1.44)          (1.59)

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                        CONSOLIDATED CASH FLOW STATEMENT
                                 (IN THOUSANDS)


                                                                                 1999         1998
                                                                              ---------    ---------
                                                                                      $            $
CASH FLOW FROM OPERATIONS:
    Net income (loss)                                                          (311,387)    (315,192)
Adjustments to reconcile net income (loss) to net cash provided by (used
in) operating activities:
    Depreciation and amortization                                                80,501       51,511
    Provision for doubtful accounts                                              37,406       55,304
    Provision for deferred income taxes                                              --       10,788
    Asset write-downs                                                            67,011       36,899
    Unrealized loss on marketable securities                                      1,808
    Loss on disposal of assets                                                    4,546       45,988
    Restructuring and other expenses                                                 --       14,693
    Foreign currency transaction losses                                         (27,710)       3,648
Changes in operating assets and liabilities, net of acquisitions:
    Accounts receivable                                                          43,760      (84,921)
    Due to/from related parties                                                  (1,826)      36,817
    Other current assets                                                          4,626      (53,077)
    Accounts payable                                                             (4,266)     (12,408)
    Accrued liabilities                                                         (43,250)      49,685
    Other current liabilities                                                    23,642       (4,192)
    Deferred revenue                                                            (14,841)     123,465
                                                                              ---------    ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                            (139,980)     (40,992)
                                                                              ---------    ---------
CASH FLOW FROM INVESTING ACTIVITIES:
Fixed assets purchased, excluding capitalized software development costs        (10,343)     (38,674)
Fixed assets sold, excluding capitalized software development costs               5,611        8,377
Increase in capitalized software development costs                              (36,284)     (29,581)
Payment for acquisitions and investments, net of cash acquired                  (15,093)     (23,240)
Proceeds from sale of investments and subsidiaries                                   --       18,689
Purchases of marketable securities                                              (38,253)    (209,451)
Proceeds from maturities of marketable securities                                 1,526      313,218
Other                                                                             4,559      (11,856)
                                                                              ---------    ---------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                             (88,277)      27,482
                                                                              ---------    ---------

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                        CONSOLIDATED CASH FLOW STATEMENT
                                 (IN THOUSANDS)

                                                                  1999          1998
                                                               ----------    ----------
                                                                        $             $

CASH FLOW FROM FINANCING ACTIVITIES:
Payments under short-term credit facilities                          (234)         (917)
Payments of long-term borrowings                                     (744)         (266)
Proceeds from issuance and subscription of common shares          160,656       114,466
NET CASH PROVIDED BY FINANCING ACTIVITIES                      $  159,678    $  113,283

Effect of foreign currency exchange rates changes on cash
and cash equivalents                                               (1,428)       (5,439)
                                                               ----------    ----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (70,007)       94,334
Cash and cash equivalents at beginning of year                    205,751       111,417
                                                               ----------    ----------
CASH AND CASH EQUIVALENTS AT END OF THE YEAR                   $  135,744    $  205,751
                                                               ----------    ----------

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PREPARATION

 The consolidated financial statements are stated in United States dollars and are prepared under the historical cost convention. Assets and liabilities are stated at their nominal value except in those cases where a different basis of valuation is disclosed in the notes.

 As permitted by Section 402, Book 2 of The Netherlands Civil Code, a condensed income statement is presented as part of the corporate financial statements of the Company.

 APPLICATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

 These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands (Dutch GAAP). Since the Company is a foreign registrant with the Securities and Exchange Commission
 (SEC) and is listed at NASDAQ it is required to file an annual report (Form 20-F) with the SEC. The financial statements included in the Form 20-F have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP).

 The following table shows a reconciliation between the net loss and shareholders' equity (deficit) for the financial year ended December 31, 1999 in these financial statements and those included in Form 20-F.

                                                          $ (in thousands)
                                                          ----------------

       Net loss under Dutch GAAP                               (311,387)
       Net loss under US GAAP                                  (309,579)
                                                          -------------
       Difference                                                (1,808)
                                                          -------------
       Shareholders' equity (deficit) under Dutch GAAP           (7,760)
       Shareholders' equity (deficit) under US GAAP              (7,760)
                                                          -------------
       Difference                                                    --
                                                          -------------


 The difference regarding the net loss for the year relates to an unrealized loss on a marketable security that was marked to market as a result of a re-classification from financial fixed assets. Under Dutch GAAP such unrealized gains and losses are recorded in the income statement, under US GAAP as a direct shareholders' equity adjustment.

 The Company has used the pooling method of accounting in 1998 for certain of its business combinations due to the Company's United States orientation.

 GOING CONCERN

 The operating environment confronting the Company raises significant uncertainty about the Company's ability to continue as a going concern. The principal conditions giving rise to that uncertainty include the following:

 o The Company has incurred net losses of $311.4 million and $315.2 million in 1999 and 1998, respectively. The Company incurred net cash outflows from operations of $140.0 million and $41.0 million in 1999 and 1998, respectively.

 o The Company has experienced significant downward pressures on its license and overall revenue during the first half of 2000. This contributed to a significant operational loss in the first quarter of 2000. That marked the seventh successive quarter of operational losses, and the Company expects to continue to incur significant operational losses over the next several quarters if it continues as an independent company.

 o As a result of the restructuring and other charges taken in the fourth quarter of 1999, the Company closed the year with a shareholders' deficit of $7.8 million. The AEX requires that its listed companies maintain positive shareholders' equity; failure to do so can result in the listed company being placed on "special listing conditions" that typically results in a significant erosion in the share price and volume of trading and, as a consequence, an even more difficult operating environment. The AEX issued a press release on June 6 indicating that it will place the Company on "special listing conditions" if the Invensys offer is not successfully closed within 8 weeks from the date of that release.

 o If the Company is to continue as an independent company, it must immediately pursue a fundamental restructuring. The restructuring will likely entail reducing the Company's operations by at least one-half, and to secure the necessary financing for that endeavor we would likely resume discussions with potential partners that we had spoken to over the last five months. Securing affordable financing in light of the going concern uncertainty and a likely AEX special listing status will likely prove challenging, and could include onerous terms and (in the case of equity financing) carry with it substantial dilution for shareholders.

 o The Company has experienced significant turnover in personnel during the first half of 2000. Departures have been felt in senior management, middle management, in the field, and at all levels of the organization. The Company began the year with approximately 5,000 employees; as of the end of June, it had lost approximately 1,000 employees, principally through attrition.

 o The Company's share price began the year at or around $15 per share; for most of the month of May preceding the Invensys offer the shares were trading at between $1 to $2 per share.

 o The above events have contributed to increased concerns amongst investors, key customers, prospects, and employees about the Company's viability going forward. This has created a climate where it is increasingly difficult for the Company to successfully close transactions for new business.

Particularly in light of this very challenging environment, management believes the Invensys offer is the best way to secure Baan's future. Failure of the Invensys offer to successfully close could have a further materially adverse effect on the business and Baan's ability to continue as a going concern. In particular, such failure could reinforce customer concerns about the continued viability of the Company; given the likely special listing status on the AEX and likely erosion to the share price, the Company's ability to access the Bear Stearns agreement going forward would be uncertain (Bear Stearns has the right to reject any puts under that agreement if the share price falls below Euro 3 during any put period), and finding alternative financing will likely be extremely challenging; the Company's negotiating position with other prospective strategic buyers will likely be reduced; and there likely would be an accelerated loss of key personnel that could add to the challenges the Company will face in improving top line revenue and executing on the needed restructuring.

Management is of the opinion, however, that once shareholders understand the benefits of the Invensys offer and the consequences of that offer not closing, shareholders will tender their shares in support of the offer. Consequently, and in light of the possibility that other (albeit substantially less attractive) alternatives could be pursued if the Invensys offer fails, the Company has applied accounting principles based on going concern. There remains significant uncertainty, however, about the Company's ability to continue as a going concern and therefore about its ability to realize its assets and discharge its liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts or to amounts and classification of liabilities that may be necessary if the entity is unable to continue as a going concern.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements consolidate the accounts of the Company and its Group Companies. All significant inter-company accounts and transactions have been eliminated.

FOREIGN EXCHANGE AND DERIVATIVE FINANCIAL INSTRUMENTS

Assets and liabilities of the Company's foreign subsidiaries are translated from their respective functional currencies to United States dollars at year-end exchange rates. Income and expense items are translated on a quarterly basis at the average rates of exchange prevailing during the quarter. The adjustment resulting from translating the financial statements of the Company's foreign subsidiaries is reflected as an accumulated translation adjustment in shareholders' equity. Also, included in shareholder's equity are the effects of exchange rate changes on inter-company transactions of a long-term nature. Foreign currency transaction gains and losses are included in sales and marketing expenses in the accompanying income statement.

The Company, to manage its foreign currency exposures, uses derivative financial instruments. Realized and unrealized gains and losses on foreign currency forward contracts are marked to market and recognized in results of operations.

BALANCE SHEET

INTANGIBLE FIXED ASSETS

Intangible fixed assets represent the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. The Company evaluates the net realizable value of its intangible fixed assets whenever events or changes in circumstances indicate that the book value of an asset might not be fully recoverable. When such an event occurs the Company estimates the future cash flows expected to result from the use of the asset. If the expected future cash flows are less than the book value of the asset, an impairment loss is recognized based on the estimated future cash flows.

Amortization of such assets is provided on the straight-line method over the following estimated useful lives:

GOODWILL                                    8 YEARS
CUSTOMER LISTS                              5 YEARS
ASSEMBLED WORKFORCE                         7 YEARS

TANGIBLE FIXED ASSETS

Tangible fixed assets are stated at cost. Depreciation of such assets is provided on the straight-line method over the following estimated useful lives:

BUILDINGS AND LEASEHOLD IMPROVEMENTS        5-7 YEARS
OTHER OPERATING ASSETS                      3-5 YEARS
SOFTWARE DEVELOPMENT COSTS                    3 YEARS

Costs related to research, design and development of computer software are expensed as incurred. Certain software development costs related to completion of internally developed products are capitalized at the point that technological feasibility is established, normally at the completion of a detail program design. These costs are depreciated on a product-by-product basis. The annual depreciation expense is the greater of the amount computed using the ratio of current revenue to the total anticipated revenue for the product or the straight line method over the estimated life of the product (generally three years), starting when the product is available for general release to customers. Estimated lives are revised when new projects or product enhancements that affect product lives are completed. The establishment of technological feasibility and the ongoing assessment of the recoverability of capitalized amounts require a significant amount of judgment by management in assessing such factors as future revenues, product lives and economic changes in the Company's marketplace. The Company evaluates the net realizable value of its capitalized software development costs at each balance sheet date.

FINANCIAL FIXED ASSETS

Investments in companies in which the Company has significant influence are accounted for under the equity method. Companies in which the Company does not have significant influence are carried at cost or estimated net realizable value, if less.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at nominal value net of allowance for doubtful accounts, when deemed necessary.

MARKETABLE SECURITIES

Debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as securities available-for-sale and are carried at fair value.

Management determines the proper classifications of debt and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. By policy, the Company's investments are primarily in short-term notes.

CASH AND BANKERS

The Company considers investments in highly liquid debt instruments with insignificant interest rate risk and maturities of 90 days or less at the date of purchase to be cash equivalents. The carrying amount reported in the balance sheets for cash and cash equivalents approximates their fair value based on quoted market prices.

Cash equivalents consist principally of investments in certificates of deposits with approved financial institutions, commercial paper and other specific money market instruments of similar liquidity and credit quality. The Company has not experienced any significant losses related to these investments.

INCOME STATEMENT

REVENUE RECOGNITION

License revenue is derived from software licensing fees. Maintenance and service revenue is derived from maintenance support services, training and consulting. License and hardware revenue is recognized upon delivery of the software license if the Company has persuasive evidence that an agreement is in place, the license fee is fixed or determinable, and collection of the resulting receivable is deemed probable. Sales to third party and related party indirect channel partners are recorded subject to the conditions noted above and a sale by such partners to end-users. Delivery is further defined in certain contracts as delivery of the product master or first copy for non-cancelable product licensing arrangements under which the customer has certain software reproduction rights. Service revenue from customer maintenance fees for ongoing customer support and product updates is recognized ratably over the term of the maintenance period, which is typically twelve months. Payments for maintenance fees are generally made in advance and are non-refundable. Service revenue from consulting and training is billed separately and is recognized as the services are performed. Revenues from software contracts requiring product customization or service contracts containing fixed-price arrangements are recorded under contract accounting on a percent-of-completion basis.

CASH FLOW STATEMENT

The Consolidated cash flow statement was prepared using the indirect method.

2. INTANGIBLE FIXED ASSETS

Intangible fixed assets consist of the following (in thousands):

                                                 Customer      Assembled
                                   Goodwill        lists       workforce       Total
                                  ----------    ----------    ----------    ----------
Book value at December 31, 1998   $   44,931    $    2,923    $    4,790    $   52,644

Purchases and additions               47,796            --         7,700        55,496
Disposals and write-downs            (21,362)           --        (1,202)      (22,564)
Amortization                         (15,027)       (2,537)       (2,922)      (20,486)
Foreign exchange difference             (126)         (157)         (244)         (527)
                                  ----------    ----------    ----------    ----------
Book value at December 31, 1999       56,212           229         8,122        64,563
                                  ----------    ----------    ----------    ----------
Total accumulated amortization        29,487           751         1,836        32,074
                                  ----------    ----------    ----------    ----------
At cost                               85,699           980         9,958        96,637
                                  ----------    ----------    ----------    ----------

In 1999, the Company recorded a charge of $22.6 million related to the impairment of certain intangible fixed assets. These write-downs reflect the Company's reduced estimate of each asset's net realizable value based on current forecasted cash flows. The Company believes the adjusted book values are reasonable based on current cash flow projections, which include the assumption that the Invensys transaction is completed. If the Invensys transaction is not completed substantial additional write-downs may occur.

3. TANGIBLE FIXED ASSETS

Tangible fixed assets consist of the following (in thousands):

                                      Buildings and      Other          Software
                                       leaseholds       operating     development
                                      improvements       assets          costs           Total
                                      -------------   ------------    ------------    ------------
Book value at December 31, 1998       $     15,249    $     47,449    $     78,319    $    141,017

Purchases and additions                      2,005           8,338          47,362          57,705
Disposals and write-downs                   (8,614)         (1,543)        (43,105)        (53,262)
Capitalization                                  --              --          19,011          19,011
Depreciation                                  (756)        (23,704)        (34,205)        (58,665)
Foreign exchange difference                   (187)           (892)           (161)         (1,240)
                                      ------------    ------------    ------------    ------------

Book value at December 31, 1999              7,697          29,648          67,221         104,566
                                      ------------    ------------    ------------    ------------

Total accumulated depreciation               4,613          81,489          75,275         161,377
                                      ------------    ------------    ------------    ------------

At cost                                     12,310         111,137         142,496         265,943
                                      ------------    ------------    ------------    ------------

In 1999, the Company recorded a charge of $43.1 million to reduce certain capitalized software development costs to its net realizable value. These charges resulted from the Company's change in product strategy. The Company believes that the adjusted book value of its capitalized software development costs is reasonable based on current cash flow projections which include the assumption that the Invensys transaction is completed. If the Invensys transaction is not completed, substantial additional write-downs of capitalized software development costs may occur.

4. FINANCIAL FIXED ASSETS

Financial fixed assets consist of the following (in thousands):

                                                 Other
                                               investments       Other           Total
                                               -----------    ------------    ------------
Book value at December 31, 1998                $     24,238    $      1,976    $     26,214

Purchases and additions                                 307              --             307
Disposals and write-downs                              (386)             --            (386)
Amortization                                             --            (869)           (869)
Reclassification to marketable securities           (20,897)             --         (20,897)
Foreign exchange difference                          (2,202)             --          (2,202)
                                               ------------    ------------    ------------


Book value at December 31, 1999                       1,060              --           2,167
                                               ------------    ------------    ------------

The other investments relate to companies in which the Company does not have significant influence and are carried at cost or estimated realizable value, if less.

The other financial fixed asset of $1,107,000 represents the long-term portion of costs incurred in connection with the issuance of the convertible subordinated notes. These debt issuance costs are being amortized on a straight-line basis to interest expense over the term of the Notes. An additional amount of $1,131,000 is included in other current assets.

5. MARKETABLE SECURITIES

All securities held as of December 31, 1999 are due within one year. As of December 31, 1999, all securities were designated as available for sale. Accordingly, these securities are carried at fair value. During 1999, an investment in stock included in financial fixed assets was designated by management as available for sale and therefore reclassified to marketable securities. The investment was adjusted to fair value, and a net unrealized loss of $1,808,000 was recorded in the income statement.

6. LONG-TERM LIABILITIES

                                           December 31, 1999   December 31, 1998
                                           -----------------   -----------------
Convertible subordinated notes, 4.5%, due   $       188,833    $       190,103
December 15, 2001
Long-term deferred revenue                           15,069             17,831
Credit institutions                                     396                910
Due to related parties                               25,874                 --
Other                                                 3,081              4,607
                                            ---------------    ---------------
                                                    233,253            213,451
Less current portion:                                  (188)              (523)
                                            ---------------    ---------------
                                            $       233,065    $       212,928
                                            ---------------    ---------------


In December 1996, the Company issued $175 million of 4.5% unsecured convertible subordinated notes (notes) pursuant to an indenture dated as of December 15, 1996 (indenture). The notes are convertible into the Company's common shares at any time after the 90th day following the last original issue date of the notes at a conversion price of $22.00 per share. The notes are redeemable by the Company under certain conditions after December 16, 1998 and at any time after December 16, 1999. Until the notes are converted or redeemed, the Company will pay interest semi-annually, commencing June 15, 1997. In January 1997, the Company issued another $25 million of notes under the same terms and conditions. The notes are subordinated in right of payment to all existing and future senior indebtedness (as defined in the indenture) of the Company. As of December 31, 1999, $11.2 million of notes had been converted to common shares.

During March 2000, the Company reached agreements with certain holders of its 4.5% convertible subordinated notes due 2001 under which some of the notes were exchanged for shares at a price that was lower than the conversion price provided in the notes. More details are included in the subsequent events paragraph.

Costs of $5,655,000 incurred in connection with issuing the notes have been capitalized and are being amortized on a straight-line basis to interest expense over the term of the notes. This relates to capitalized issuance costs included in both financial fixed assets and other current assets.

The aggregate amount of maturities subsequent to December 31, 1999 for all long-term debt based on the exchange rates at December 31, 1999 are as follows (in thousands):

           2000                                   $    188
           2001                                    221,036
           2002                                      7,019
           2003                                      5,010
                                                  --------
                                                  $233,253
                                                  ========

7. CURRENT LIABILITIES

CREDIT AGREEMENTS

As of December 31, 1999, one of the Company's subsidiaries has a $1 million line of credit with its local bank. At December 31, 1999 and 1998, the local subsidiary had borrowings of $411,000 and $101,000, respectively, on its line of credit.

The weighted average interest rate on the short-term borrowings was 5.95% for the year ended December 31, 1999.

During the third quarter of 1999, the Company entered into a $75 million revolving credit facility collateralized by certain of the Company's receivables. At December 31, 1999, no borrowings were outstanding under this facility.

8. COMMITMENTS AND CONTINGENCIES

LEASES

The Company has operating leases for substantially all of its offices globally, certain data-processing equipment, telephone equipment, and other office equipment.

Minimum annual rental commitments under non-cancelable operating leases for periods subsequent to December 31, 1999, (based upon the exchange rates at December 31, 1999), are as follows (in thousands):

2000                                                            $ 20,050
2001                                                              11,217
2002                                                               6,433
2003                                                               4,098
2004                                                               1,790
Thereafter                                                           381
                                                                --------
Total minimum rental commitments                                $ 43,969
                                                                ========

LITIGATION

The Company is party to legal proceedings from time to time, which may include claims by customers, suppliers, other vendors, resellers and former employees. As of December 31, 1999 and 1998 the Company has recorded accruals of $34 million and $7 million with respect to pending legal claims. There is no such proceeding currently pending that the Company believes is likely to have a material adverse effect upon the Company's business as a whole. Any litigation, however, involves potential risk and potentially significant costs. There can be no assurance therefore, that any litigation that is now pending or which may arise in the future will not have a material adverse effect.

9. GEOGRAPHIC INFORMATION

Baan Company N.V. is primarily organized and managed in geographics. The geographics are Europe/Middle East/Africa (EMEA), Americas, and Asia/Pacific
(APAC). The following table presents revenues by geographic region in the years ended December 31, (in thousands):

                                                   Year Ended December 31,
                                                       1999       1998
                                                   ---------   -----------
Net revenues from unaffiliated customers:
  EMEA                                               $308,284   $336,520
  Americas                                            262,482    309,299
  APAC                                                 46,377     39,230
                                                     --------   --------
Total net revenues from unaffiliated customers       $617,143   $685,049
                                                     --------   --------

10. TRANSACTIONS WITH RELATED PARTIES

Jan Baan, formerly Chief Executive Officer and a Managing Director of the Company, and J.G. Paul Baan, formerly a Supervisory Director of the Company, and the Company's founders, effectively control a Netherlands limited liability company called Vanenburg Group B.V. (VG, formerly Baan Investment B.V. and Vanenburg Ventures B.V.). As reported in the 1998 financial statements VG had advised that it owned approximately 20% of the Company's outstanding Common Shares as of as of April 9, 1999.

As described further below, the Company has entered into various agreements with entities owned or controlled by VG and has recognized revenue and reimbursement of expenses from, and incurred costs for goods and services provided by, VG while it was considered a related party of the Company. The Company believes that all such transactions have been entered into in the ordinary course of business and have been on terms no less favorable than would have been obtained from unrelated third parties. Since 1998, it has been Company policy to have all material agreements with VG approved by the independent directors of the Company's Supervisory Board and information on all material VG relationships has also been provided to the Company's Audit Committee.

Revenues from VG during 1999 and 1998 were $2.0 million and $50.6 million, respectively. As of December 31, 1999 and 1998, the outstanding balances with VG (reflected in amounts (due to) and due from related parties) consisted of the following (in thousands):

                                                 December 31,
                                             1999             1998
                                         ------------    ------------
Baan Mid-market Solutions (BMS)          $         --    $      2,648
Vanenburg Business Systems (VBS)                4,011           1,142
Vanenburg Group                               (43,375)         (1,463)
Other                                            (822)          3,970
                                         ------------    ------------
                                              (40,186)          6,297
                                         ============    ============

The Company's Indirect Channel. Since 1996, one of the principal relationships between VG and the Company has been VG's involvement as both a reseller and manager of the Company's indirect channel. Commencing in 1996, because the go-to-market strategy and demands of the mid-market differ significantly from those of the high-end enterprise applications sector, the Company embarked on a strategy of signing resellers as part of this mid-market strategy.

1. The VBS relationship. Consistent with its venture capital philosophy, and in an effort to participate in the indirect channel that the Company was creating, VG and a third party in 1996 created a joint venture known as BBS Holding B.V. (now owned 100% by VG). That company in turn owns a series of approximately fifteen companies operating as resellers in the mid-market space. These companies were commonly referred to throughout 1996-1998 as the Baan Business Systems network, or BBS. In April 1999, BBS changed its name to the Vanenburg Business Systems network or VBS. The fifteen VBS companies are part of a worldwide indirect channel for the Company, currently consisting of over 200 companies.

During 1996 and 1997, because it had a direct contractual relationship with VBS, the Company recognized revenues from sales to VBS, which were included in "License revenue from related parties" in the Company's consolidated income statement. The Company recorded no license revenues from VBS in 1998 because it and the Company's other resellers began buying directly from a newly formed company, Baan Mid-market Solutions B.V. (BMS), a joint venture between the Company and VG created in late 1997 as wholesaler and manager of the indirect channel. As described below, the Company bought BMS in January 1999, but it recorded no license revenue from sales to VBS in 1999 because, after the BMS acquisition, the Company required that all VBS entities purchase Baan licenses for resale through an independent distributor (also described below).

2. Creation of BMS. As the Company's indirect channel grew over 1997, the Company determined that a stronger infrastructure to manage and support the channel was needed. To provide that "backbone", the Company and VG entered into a joint venture agreement in the fourth quarter of 1997 under which BMS was created (85% owned by VG, 15% by the Company). As envisioned, BMS would act as the wholesaler to the indirect channel distributors and resellers, and would provide training, lead generation and sales support to further develop and sustain the channel. With the creation of BMS, the Company effectively ceased to sell directly to VBS and the Company's other resellers (with the exception of some minor direct sales to independent third-party resellers).

During the fourth quarter of 1997 (when BMS was created) and throughout 1998, the Company recognized revenue from the sale of licenses to BMS, and recommended certain costs (principally from the outsourcing of Company personnel to BMS for certain billing, collection, and other back office services). In January 1999, as described in the next section, the Company acquired all of the principal assets of BMS and, as a result, recorded no revenue from BMS in 1999.

3. The Company's acquisition of core BMS assets. In October 1998, VG announced that certain of its lenders were selling the Company shares VG owned and had pledged as collateral on certain VG debt obligations. VG also announced that it would reorganize its business, and potentially liquidate or substantially restructure certain of its assets. One of the assets immediately and significantly put at risk by these events was the BMS joint venture with the Company. Given the importance of the indirect channel to the Company's strategy going forward, the Company decided to purchase the core BMS assets. In January 1999, the Company entered into an agreement with VG pursuant to which the Company purchased (or was assigned) all VAR agreements that had previously been assigned to BMS and/or that BMS had entered into since its creation. Approximately 130 BMS employees also transferred to the Company as part of the transaction.

As a result of this transaction, management of the Company's entire indirect channel is now under the Company's direct control. Included in that number are the approximately 15 VBS resellers, but the current VBS agreement (assumed by the Company as part of the acquisition) requires VBS to purchase licenses of the Company's products for resale from an independent third-party distributor. The net result is that, commencing in the first quarter of 1999, it is the Company's intention that it will no longer have related party license software revenue associated with the indirect channel.

Other Company-VG Relationships During 1999. During the first six months of 1999, the Company charged VG $4.3 million for certain Information Technology (IT) services, pursuant to an IT services agreement between the parties under which the Company provided VG use of the Company's IT and telephony infrastructure. Pricing was based on third-party information the Company obtained concerning outsource rates third parties charged for similar arrangements. As of July 1, 1999, the IT services agreement was terminated and the Company no longer provides these IT services to VG.

In March 1999, the Company entered into a development agreement with a wholly-owned subsidiary of VG (Hiscom B.V.). Under the agreement, the subsidiary agreed to pay the Company $5 million as a one-time development fee for perpetual use of the then-existing version of the licensed Baan technology, and $1 million representing annual upgrade fees of $500,000 over each of the next two years for any enhancements to the licensed technology. An independent valuation and Baan Supervisory Board approval were received. The $5 million development fee and $1 million upgrade fees are being recognized ratably over the two-year life of the contract.

In September 1999, the Company entered into an agreement under which it acquired certain assets of VG, licensed certain intellectual property it was acquiring from VG back to VG, and settled certain legal claims between the parties. Under that agreement, the Company acquired the following intellectual property, employees, and other items from VG for $28.8 million payable in equal installments over sixteen quarters beginning in the fourth quarter of 1999: (i) the intellectual property assets and workforce from B.A. Intelligence Networks, Ltd. (BAIN), a developer of Product Data Management (PDM) extensions to Baan ERP, (ii) the intellectual property assets of Vanenburg Business Innovations B.V. (Triarch), a developer of Dynamic Enterprise Models, and (iii) GMG Global Maintenance Group Ltd., then a wholly-owned VG subsidiary incorporated in Israel that provides support for Baan products as well as other services.

11. PERSONNEL INFORMATION

WAGES AND SALARY INFORMATION

Wages and salary information is as follows (in thousands):

                                1999            1998
                            ------------   ------------
Wages and salaries          $    314,446   $    315,331
Social security costs             35,189         36,224
Pension costs                      7,214          6,265
                            ------------   ------------
Total                       $    356,849   $    357,820
                            ============   ============

AVERAGE NUMBER OF PERSONNEL
The average number of personnel employed during the year was:

                                              1999         1998
                                           ----------   ----------
Research and development                        1,611        1,710
Sales and marketing                               867        1,074
illable services                                1,911        2,017
Finance and general administration                393          497
                                           ----------   ----------
Total                                           4,782        5,298
                                           ==========   ==========

12. NON-RECURRING ACTIVITIES

During the fourth quarter of 1999, the Company undertook a reorganization that was principally financial in nature and was the result of our shift to an integrated products and e-Fulfillment strategy. Consequently, we have recorded non-recurring charges of $77.7 million related to the reorganization in 1999. These charges include: $23.9 million for write-downs of goodwill and other tangible and intangible assets; $43.1 million for write-downs of capitalized software development costs; and $10.7 million for other costs including a 4% worldwide headcount reduction and the closing of 14 branch offices. Approximately $10.1 million of these non-recurring charges are accrued at December 31, 1999.

The following table summarizes the Company's non-recurring expenses and activity for the year ended December 31, 1999 (in thousands):

                                                                                                 Balance
                                            Total costs   Cash paid     Asset write downs   December 31, 1999
                                            -----------   ---------     -----------------   -----------------
     Intangible and other asset write-
     downs                                   $   23,906   $       --        $   23,906         $       --
     Capitalized software write-downs            43,105           --            43,105                 --
     Severance-related costs                      4,319          654                --              3,665
     Closure of offices                           6,403           --                --              6,403
                                             ----------   ----------        ----------         ----------
     Total non-recurring expenses            $   77,733   $      654        $   67,011         $   10,068
                                             ==========   ==========        ==========         ==========

13. INCOME TAXES

Deferred income taxes are provided, using the liability method, for all temporary differences between tax and financial reporting. At December 31, 1999 the Company had net operating losses generated in various countries totaling approximately $695 million of which $478 million, $53 million and $122 million were generated in The Netherlands, Germany and the United States, respectively. The Netherlands and Germany net operating losses can be carried forward indefinitely to offset future taxable income. Included in the Dutch net operating losses is an amount of approximately $200 million related to certain specific Dutch tax rules (Article 13.c.a.). This amount needs to be reversed in future years and added to the Dutch taxable income. The net operating losses generated in the United States expire in 2008 or later. As per December 31, 1999, the Company has established a valuation allowance for all net operating losses.

14. PER SHARE INFORMATION

The Company previously adopted SFAS No. 128 ("Earnings Per Share") which specifies the calculation and presentation of basic and diluted net income
(loss) per share. Basic net income (loss) per share is determined by dividing the net income (loss) applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of shares issuable upon the exercise of stock options (using the treasury stock method) and convertible securities when the effect is dilutive. The computation for net loss per share excludes any anti-dilutive common equivalent shares.

The following table sets forth the computation of basic and diluted net income
(loss) per share for the years ended December 31, (in thousands, except per share amounts):

                                                         1999            1999
                                                    ------------    ------------
                                                               $               $
Numerator:
Net income (loss)                                       (311,387)       (315,192)
                                                    ------------    ------------
Denominator:
Denominator for basic income (loss) per share -
Weighted average shares                                  215,760         198,519
Common equivalent shares                                      --              --
                                                    ------------    ------------
Denominator for diluted income (loss) per share -
Adjusted weighted average shares and assumed
conversions                                              215,760         198,519
                                                    ------------    ------------

Basic income (loss) per share                       $      (1.44)   $      (1.59)
Diluted income (loss) per share                     $      (1.44)   $      (1.59)

At December 31, 1999 and 1998, 8,583,000 and 8,641,000 respectively, shares issuable upon conversion of the Company's convertible subordinated notes were excluded from the computation of diluted earnings per share because the effect was anti-dilutive. At December 31, 1999 and 1998 all common equivalent shares related to employee stock options, respectively, were excluded from the computation of diluted earnings per share because the effect was anti-dilutive.

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                             CORPORATE BALANCE SHEET
                                 (IN THOUSANDS)
                  (AFTER PROPOSED APPROPRIATION OF NET RESULTS)


ASSETS
                                 December 31, 1999   December 31, 1998
                                 -----------------   -----------------
                                                 $                   $
FIXED ASSETS
Intangible fixed assets                     64,381              50,883
Tangible fixed assets                       33,767              34,138
Financial fixed assets                     127,756             323,944
                                 -----------------   -----------------
TOTAL FIXED ASSETS                         225,904             408,965

CURRENT ASSETS
Due from related parties                     4,011               6,297
Other current assets                        36,407              47,180
Marketable securities                       60,891                  --
Cash and bankers                            78,447             135,161
                                 -----------------   -----------------
TOTAL CURRENT ASSETS                       179,756             188,638

                                 -----------------   -----------------
TOTAL ASSETS                               405,660             597,603
                                 =================   =================

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                             CORPORATE BALANCE SHEET
                                 (IN THOUSANDS)
                  (AFTER PROPOSED APPROPRIATION OF NET RESULTS)


               LIABILITIES AND SHAREHOLDERS' EQUITY

                                                          December 31, 1999    December 31, 1998
                                                          -----------------    -----------------
                                                                          $                    $
SHAREHOLDERS' EQUITY
Share capital                                                         6,657                6,193
Subscribed capital                                                  109,900               74,900
Additional paid-in capital                                          450,726              312,506
Accumulated translation adjustment                                  (28,395)              (1,578)
Retained earnings                                                  (546,648)            (235,261)
                                                          -----------------    -----------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                 (7,760)             156,760

LONG-TERM LIABILITIES
Convertible subordinated notes                                      188,833              190,103
Due to group companies                                               13,065                   --
Due to related parties                                               25,874                   --
Credit institutions and other long-term liabilities                      --                1,290
                                                          -----------------    -----------------
TOTAL LONG-TERM LIABILITIES                                         227,772              191,393

CURRENT LIABILITIES
Due to group companies                                              105,270              119,878
ue to related parties                                                17,887                   --
Other current liabilities                                            62,491              129,572
                                                          -----------------    -----------------
TOTAL CURRENT LIABILITIES                                           185,648              249,450
                                                          -----------------    -----------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          405,660              597,603
                                                          =================    =================

                              BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                          CORPORATE INCOME STATEMENT
                                (IN THOUSANDS)


                                                   1999               1998
                                             ---------------    ---------------
                                                           $                  $
Net income (loss) from group companies and
participating interests after taxes                 (278,319)          (257,402)

Other income (loss) after taxes                      (33,068)           (57,790)
                                             ---------------    ---------------

NET INCOME (LOSS)                                   (311,387)          (315,192)
                                             ===============    ===============

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                   NOTES TO THE CORPORATE FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies are the same as those described in Notes to the Consolidated Financial Statements. All amounts are stated in United States dollars.

2. INTANGIBLE FIXED ASSETS

Intangible fixed assets consist of the following (in thousands):

Book value at December 31, 1998            $   50,883

Purchases and additions                        55,450
Disposals and write-downs                     (22,064)
Amortization                                  (19,177)
Foreign exchange difference                      (711)
                                           ----------
Book value at December 31, 1999                64,381
                                           ==========
Total accumulated amortization                 23,570
                                           ==========
At cost                                        87,951
                                           ==========

3. TANGIBLE FIXED ASSETS

Tangible fixed assets consist of the following (in thousands):


                                     Other      Software
                                   operating   development
                                     assets       costs          Total
                                  ----------   -----------    ----------
Book value at December 31, 1998   $    5,716    $   28,422    $   34,138

Purchases and additions                   --        30,089        30,089
Disposals and write-downs                 --       (13,337)      (13,337)
Depreciation                          (4,010)      (13,097)      (17,107)
Foreign exchange difference               --           (16)          (16)
                                  ----------    ----------    ----------

Book value at December 31, 1999        1,706        32,061        33,767
                                  ==========    ==========    ==========
Total accumulated depreciation        24,362        15,680        40,042
                                  ==========    ==========    ==========
At cost                               26,068        47,741        73,809
                                  ==========    ==========    ==========

4. FINANCIAL FIXED ASSETS

Financial fixed assets consist of the following (in thousands):

                                            Group companies
                                      ----------------------------    ------------    ------------    ------------
                                                                         Other
                                      Investments        Loans         investments       Other           Total
                                      -----------     ------------    ------------    ------------    ------------
Balance at December 31, 1998          $    (93,909)   $    391,808    $     24,069    $      1,976    $    323,944

Purchases and additions                     13,305         147,858             307              --         161,470
Repayments                                      --         (75,970)             --              --         (75,970)
Disposals and write-downs                    1,198          (8,670)           (217)           (869)         (8,558)
Reclassification                                --          13,065              --              --          13,065
Share of net result                       (278,319)             --              --              --        (278,319)
Reclassification to marketable                  --              --         (20,897)             --         (20,897)
securities
Foreign exchange differences                28,619         (13,396)         (2,202)             --          13,021
                                      ------------    ------------    ------------    ------------    ------------
Balance at December 31, 1999              (329,106)        454,695           1,060           1,107         127,756
                                      ============    ============    ============    ============    ============

The other investments relate to Companies in which the Company does not have significant influence and are carried at cost or estimated realizable value, if less. A full list of subsidiaries and participating interests is included in
Note 10.

The other financial fixed asset of $1,107,000 represents the long-term portion of costs incurred in connection with the issuance of the convertible subordinated notes. These debt issuance costs are being amortized on a straight-line basis to interest expense over the term of the Notes. An additional amount of $1,131,000 is included in other current assets.

5.       SHAREHOLDERS' EQUITY

                                                              Additional    Accumulated
                                    Share     Subscribed       paid-in      translation     Retained
                                   capital      capital        capital      adjustment      earnings         Total
                                 -----------   -----------    -----------   -----------    -----------    -----------
Balance at December 31, 1998     $     6,193   $    74,900    $   312,506   $    (l,578)   $  (235,261)   $   156,760

Issuance of common shares                174            --         37,240            --             --         37,414
Net result 1999                           --            --             --            --       (311,387)      (311,387)
Common shares subscribed                  --       135,000             --            --             --        135,000
Stock subscription                       286      (100,000)        99,714            --             --             --
Conversion of convertible
notes into common shares                   4            --          1,266            --             --          1,270
Currency translation
adjustment                                --            --             --       (26,817)            --        (26,817)
                                 -----------   -----------    -----------   -----------    -----------    -----------

Balance at December 31, 1999           6,657       109,900        450,726       (28,395)      (546,648)        (7,760)
                                 ===========   ===========    ===========   ===========    ===========    ===========

SHARE CAPITAL.

The share capital consists of 700 million shares with a par value of NLG 0.06 at both December 31, 1999 and 1998. The actual number of shares issued amounts to 220,671,146 and 204,886,317 at December 31, 1999 and 1998, respectively. As of December 31, 1998, the par value of issued shares in Dutch guilders was NLG
12.3 million which translated at the year-end exchange rate of NLG 1.89 = $1 is $6.5 million. As of December 31, 1999, the par value of issued shares in Dutch guilders was NLG 13.2 million which translated at the year-end exchange rate of NLG 2.19 = $1 is $6.0 million.

At the Extraordinary General Meeting of Shareholders held on March 18, 1999, the shareholders voted to amend the Company's Articles of Association to permit the issuance of preferred shares. The holders of preference shares, if issued, would have a right to receive dividend payments on their shares equal to a percentage of the nominal value of said preference shares increased by the possible share premium payments on those shares (calculated in accordance with article 30 of the Articles of Association) before any dividends can be distributed to the holders of ordinary shares. Any shortfall in dividend payment in previous years will be remedied in the year(s) in which profits allow such remedy. In addition, the holders of preference shares, if issued, would have certain preferential rights if the Company is liquidated. The finance preference shares can, if so desired, be divided into series of shares. No share certificates would be issued with respect to preference shares. The Company has agreed that at no time will it issue preference shares in the aggregate amount greater than 30% of the total issued and outstanding common shares of the Company. No preference shares have been issued to date.

SUBSCRIBED CAPITAL

During 1999 and 1998, Fletcher paid to the Company $135 million and $75 million, respectively, in exchange for subscription to common shares to be purchased during the period August 1, 1999 through December 31, 2001. The number of common shares and the price per share are based on future stock price movement and are calculated when the shares are purchased.

STOCK BASED COMPENSATION

In December 1993, shareholders approved the 1993 Stock Plan (the Company plan). Through this Plan and subsequent amendments, the Company has reserved a total of 47,000,000 common shares for grant thereunder to eligible participants. The shares may be authorized but unissued or reacquired common stock. The number of common shares covered under the plan shall be proportionately adjusted for any increase or decrease in the number of shares issued for which the Company receives no consideration. As of December 31, 1999 and 1998, 8,544,320 and 3,071,000 common shares, respectively, remain available for grant.

Should granted options expire or become unexercisable for any reason, the unpurchased shares which were subject thereto shall become available for future grant under the plan. The term of each option shall not exceed a period of ten years from the grant date and each option generally vests over four years. The plan expires in 2003. The plan's administrator determines the exercise price.

As a consequence of past acquisitions, the Company assumed the outstanding options under the stock option plans of acquired companies.

In March 1995, the Company adopted the 1995 Director Stock Option Plan (Director plan). Under the terms of the Director plan, each person who becomes a member of the Supervisory Board on or after July 1, 1995 shall automatically be granted an option to purchase 50,000 common shares, except that the elected chairman of the Supervisory Board shall be granted an option to purchase 65,000 shares on the date on which the person first becomes a member of the

Supervisory Board; provided, however, that no option shall be granted to a member of the Supervisory Board who, immediately prior to becoming a member of the Supervisory Board, was a member of the Management Board. Initial Option grants vest in four equal annualinstallments of 25% per year. All options have a term of five years and are to be granted at fair market value at the date of grant. In the event of a merger or sale of the Company, all options granted become exercisable immediately. The Company has reserved a total of 1,600,000 common shares for grant under the Director plan.

    Option activity under the Company plans was as follows:

                                                    WEIGHTED
                                    OUTSTANDING     AVERAGE
                                     NUMBER OF       PRICE
                                      OPTIONS     PER OPTION
                                   -----------    -----------
Balance at December 31, 1998        19,546,000    $     11.42
Granted                              6,375,000    $     11.28
Canceled or expired                 (5,115,000)   $     13.51
Exercised                           (4,135,000)   $      4.33
                                   -----------
Balance at December 31, 1999        16,671,000    $     12.29
                                   ===========    ===========

As of December 31, 1999 and 1998, stock options were exercisable for 8,170,602 and 7,425,000 common shares, respectively

The following table summarizes information about stock options outstanding at December 31, 1999:



                OPTIONS OUTSTANDING                                         OPTIONS EXERCISABLE
----------------------------------------------------------------------   ---------------------------
                          WEIGHTED
                          AVERAGE                            WEIGHTED
                         REMAINING                           AVERAGE                      WEIGHTED
  RANGE OF EXERCISE     CONTRACTUAL            NUMBER        PRICE PER      NUMBER     AVERAGE PRICE
        PRICES              LIFE            OUTSTANDING       OPTION     EXERCISABLE    PER OPTION
----------------------- ----------------- ----------------- ----------   ------------  -------------
$  0.01  -   $ 5.68        0.3 year                499,876    $  2.38        442,391    $   2.37
$  5.69  -   $11.36        1.5 years             8,151,480    $  9.97      4,958,261    $  10.27
$ 11.37  -   $17.03        2.4 years             6,232,361    $ 12.61      1,809,027    $  12.30
$ 17.04  -   $22.71        1.9 years               945,517    $ 18.00        448,297    $  18.14
$ 22.72  -   $28.39        2.1 years                 5,215    $ 27.67          4,770    $  27.85
$ 28.40  -   $34.07        2.6 years               759,483    $ 30.86        468,212    $  30.98
$ 34.08  -   $39.75        3.1 years                47,309    $ 37.10         30,558    $  37.18
$ 39.76  -   $45.42        0.4 years                30,000    $ 44.63          9,000    $  44.63
$ 45.43  -   $51.10        0.0 years                    --    $    --             --    $     --
$ 51.11  -   $56.78        1.2 years                    86    $ 56.37             86    $  56.37
                                               -----------                ----------
                                                16,671,327                 8,170,602
                                               ===========                 =========

6. LONG-TERM LIABILITIES

The long-term liabilities relate principally to the convertible subordinated notes disclosed in Note 6 to the consolidated financial statements. No principal payments are due within one year and no amounts are due after five years. During 1999, the average interest rate on long-term debt was 4.5%.

7. CURRENT LIABILITIES

Borrowing arrangements and related guarantees are disclosed in Note 7 to the consolidated financial statements. Amounts payable to group companies bear interest of approximately 5% and generally have no specific repayment terms.

8. REMUNERATION OF BOARD MEMBERS

Remuneration of the members of the Management Board was $2,488,000 and $776,000 in 1999 and 1998, respectively.

Remuneration of the members of the Supervisory Board was $584,000 and $16,000 in 1999 and 1998, respectively.

9. OTHER INFORMATION

The Company has given guarantees in respect of the following Dutch subsidiaries under the provision of section 403, Book 2 of The Netherlands Civil Code:

-Baan Netherland B.V., Barneveld, The Netherlands

-Baan International B.V., Barneveld, The Netherlands

-Baan Development B.V., Barneveld, The Netherlands

-Baan Software B.V., Barneveld, The Netherlands

-Matrix Holding B.V., Nijmegen, The Netherlands

-Matrix Research and Development B.V., Nijmegen, The Netherlands

-Matrix Informatie Systemen B.V., Nijmegen, The Netherlands

-Matrix International B.V., Nijmegen, The Netherlands

The Company is a foreign registrant at NASDAQ and is required by the SEC to file an annual report (Form 20-F) with the SEC. The 1999 Form 20-F has been filed at the Securities and Exchange Commission in the United States on July 17, 2000. A copy of this document is available free of charge at the Company's office in Barneveld.

10. CONSOLIDATED SUBSIDIARIES AND PARTICIPATING INTERESTS


Consolidated subsidiaries at December 31, 1999:
-Baan Nederland B.V., Barneveld, The Netherlands                                        100%
-Baan Belgie N.V., Antwerp, Belgium                                                     100%
-Baan International B.V., Barneveld, The Netherlands                                    100%
-Baan Development B.V., Barneveld, The Netherlands                                      100%
-Baan Software B.V., Barneveld, The Netherlands                                         100%
-Proloq Holding B.V., Veenendaal, The Netherlands                                       100%
with participating interest in:
  -Proloq International B.V., Veenendaal, The Netherlands                               100%
  -Proloq Intellectual Property, B.V., Veenendaal, The Netherlands                      100%
  -Proloq Services, B.V., Veenendaal, The Netherlands                                   100%
  -Proloq USA, Inc., Herndon, Virginia, USA                                             100%
-Baan (Schweiz) A.G., Otelfingen, Switzerland                                           100%
-Baan Austria GmbH, Vienna, Austria                                                     100%
-Baan Italia S.r.l., Milan, Italy                                                       100%
-Baan Iberica I.S. S.A., Sant Just Desvern, Spain                                       100%
- Baan UK Ltd., Harlow, United Kingdom                                                  100%
- Baan France S.A., Paris, France                                                       100%
- Baan Nordic AB, Stockholm, Sweden                                                     100%
- Baan Holding Central Europe, Hannover, Germany                                        100%
with participating interest in:
  - Matrix Information Systeme GmbH, Moers, Germany                                     100%
  - Berclain (Deutschland) GmbH, Germany                                                100%
  - Coda GmbH, Germany                                                                  100%
  - Baan Deutschland GmbH, Hannover, Germany                                            100%
  with participating interest in:
  - Schuler GmbH, Germany                                                               100%
- Compact 3000 Ltd., Dudley, United Kingdom                                             100%
- CODA, Harrogate, United Kingdom
with participating interest in:                                                         100%
  - Coda Limited, Harrogate, United Kingdom                                             100%
  - Coda Overseas Holding Ltd., Harrogate, United Kingdom                               100%
  - Coda International Products Ltd., Harrogate, United Kingdom                         100%
  - Coda International Services Ltd., Harrogate, United Kingdom                         100%
  - Coda, Inc., New Hampshire, USA                                                      100%
  - Coda Canada, Inc., Toronto, Canada                                                  100%
  - Coda Iceland Chf, Kopavogur, Iceland                                                100%
  - Coda B.V., Utrecht, The Netherlands                                                 100%
  - Coda Singapore (Pty.) Ltd., Singapore, Singapore                                    100%
  - Coda Malaysia Bhd., Kuala Lumpur, Malaysia                                          100%
  - Coda Scandinavia AB, Stockholm, Sweden                                              100%
  - Coda Hong Kong Ltd., Hong Kong, Hong Kong                                           100%
  - Coda Pty. Ltd., Sydney, Australia                                                   100%
  - Coda Limited, New Zealand                                                           100%
- Matrix Holding B.V., Nijmegen, The Netherlands                                        100%
with participating interest in:
  - Matrix Research and Development B.V., Nijmegen, The Netherlands                     100%
  - Matrix Informatie Systemen B.V., Nijmegen, The Netherlands                          100%

  - Matrix International B.V., Nijmegen, The Netherlands                                100%
  - Matrix Workstations Ltd., Berkshire, United Kingdom                                 100%
- Global Maintenance Group Ltd., Kfar-Saba, Israel                                      100%
- Baan Canada Inc., Toronto, Canada                                                     100%
- Baan U.S.A. Inc., New Castle, Delaware, USA                                           100%
- CAPS Logistics, Inc., Atlanta, USA                                                    100%
- Beologic A/S, Herlev, Denmark                                                         100%
- Baan Argentina Ltda., Buenos Aires, Argentina                                         100%
- Baan Brasil Sistemas de Informatica Ltda., Sao Paolo, Brazil                          100%
- Baan Info Systems India Private Ltd., Bombay, India                                   100%
- Baan Software India Private Ltd., New Delhi, India                                    100%
- Baan China Ltd., Hong Kong, Hong Kong                                                 100%
- Baan Japan Co. Ltd., Tokyo, Japan                                                     100%
- Baan (Malaysia) Sdn. Bhd., Kuala Lumpur, Malaysia                                     100%
  with participating interest in:
  - Baan Singapore Pte. Ltd., Singapore, Singapore                                      100%
- Baan Education Asia Pacific Sdn. Bhd., Kuala Lumpur, Malaysia                         100%
- Baan Asia Pacific Pte. Ltd., Singapore, Singapore                                     100%
- Baan Australia Pty Limited, Sydney, Australia                                         100%
- Baan Korea Co. Ltd., Seoul, Republic of Korea                                         100%

Participating interests at December 31, 1999:
  - Tech@Spree Software Technology GmbH, Berlin, Germany                                 19%
  - Meta 4 Software M.S., S.A., Spain                                                    11%
  - BLGS Holding, Boulogne, France                                                       20%
  - TAS Tele Anwender Service GmbH, Karlsruhe, Germany                                   20%
    (held by Baan Deutschland GmbH, Hannover, Germany)
  - Baan Eastern Europe Localisation Centre, Salonica, Greece                            15%
  - Shenyang Neu-Baan Software Co., Ltd., Shenyang, Liaoning, China                      40%

Barneveld, July 17, 2000

THE MANAGEMENT BOARD

Laurens van der Tang
Peter Aird

THE SUPERVISORY BOARD

J.C. (Hans) Wortmann
William O. Grabe
David C. Hodgson
Pierre J. Everaert (temporarily stepped down as of January 5, 2000 to assume the position of Interim CEO)

                                BAAN COMPANY N.V.
--------------------------------------------------------------------------------
                                OTHER INFORMATION

1. APPROPRIATION OF NET RESULTS

PROVISION AS TO APPROPRIATION OF NET RESULTS

According to Article 30 of the Company's Articles of Association, the Management Board with the approval of the Supervisory Board determines those amounts out of the profits that will be allocated to the Company's reserves. The remaining parts of the profits shall be at the free disposal of the General Meeting of Shareholders.

PROPOSAL OF APPROPRIATION

The Management Board proposes that the net loss will be deducted from retained earnings. This proposal has been included in the financial statements.

2. SUBSEQUENT EVENTS

During March 2000, the Company completed a series of transactions aimed at raising cash and equity capital. During March 2000, the Company reached agreements with certain holders of its 4.5% Convertible Subordinated Notes due 2001 (the notes) under which some of the notes were exchanged for shares at a price that was lower than the conversion price provided in the notes. The Company also temporarily lowered the conversion price (originally $22.00 per share) to $6.25 per share for its remaining notes for a 61-day period, which ended on May 29, 2000. As a result, a total of $50.3 million aggregate principal amount of notes were either converted into or exchanged for shares during this period, resulting in the issuance of approximately 8 million shares. Consequently, there remains approximately $139 million in outstanding convertible notes as of May 31, 2000.

On March 12, 2000, the Company sold its minority interest in Meta4 to generate additional cash of approximately $40 million and additional equity of approximately $21 million.

After discussions with several financial institutions about a possible equity investment in the Company, on March 29, 2000 the Company entered into an equity Put Option Agreement with Bear, Stearns International Limited (Bear Stearns) under which the Company had the right to request Bear Stearns to purchase up to Euro 150.0 million worth of shares over an 18-month period based on the market price for the shares, subject to volume and minimum price limitations. As consideration for entering into the Put Option Agreement, the Company issued 1.5 million shares to Bear Stearns at par value (NLG 0.06). Under this agreement the Company received Euro 17.8 million as an additional infusion during the second quarter of 2000.

On March 31, 2000, the Company sold its CODA business to Science System for approximately $49 million in cash, resulting in a gain of approximately $31 million.

On May 31, 2000, Invensys Holdings Limited (Invensys), a private limited company organized under the laws of England and Wales, set forth an offer to purchase all of the outstanding shares of the Company at a price of Euro 2.85 per share. The Supervisory Board of the Company unanimously approved the resolutions unanimously adopted by the Management Board and management of the Company (together with the Supervisory Board, the Boards), which approved the offer Agreement and the transactions contemplated by it, including the offer, and determined that the terms of the offer are fair to and in the best interests of the Company and its shareholders.

The Boards unanimously recommend that the shareholders accept the offer and tender their shares in the offer. On June 14, 2000, the Company received positive advice from the Central Works Councils, that is currently in the process of being established, with regard to the offer. The Invensys offer, originally scheduled to close on July 13, 2000, has been extended and is now scheduled to close on July 25, 2000, but there are several conditions to close. Among them is that 95% of Baan's issued and outstanding shares must be tendered in support of the offer.

On May 31, 2000, Vanenburg Group B.V. (VG), Jan and Paul Baan and related persons/entities sold all shares they held in the Company to Invensys in connection with the Invensys tender offer. The shares were sold at the offer price, and the sellers represented that they were selling to Invensys any and all shares they owned in the Company. Therefore, as of June 1, 2000, VG owns no shares in the Company.

Also in connection with the Invensys tender offer, the Company and Fletcher entered into a Termination and Standstill Agreement. Fletcher agreed to sell to the Company 8,121,236 shares held by Fletcher at the U.S. dollar equivalent price of the Invensys Offer Price of Euro 2. 85 per share (which the Company then assigned to Invensys). The Company also agreed to pay Fletcher the sum of
(a) $10,000,000 in exchange for extinguishing its unexercised rights (and there was up to $215 million in such unexercised rights) which the Company will record as an expense during 2000 and (b) $16,623,392 (including interest at 8.5% per year after May 29, 2000) in repayment of monies already advanced to the Company in 1999 but not yet converted into shares (total of approximately $15 million) which will be recorded as an increase to shareholders' deficit. Those monies would be due and payable if a change in control of the Company occurs prior to December 31, 2000; if there is no change in control by December 31, those payments would not be owed and these rights would revert to Fletcher.

3. REPORT OF THE AUDITORS

INTRODUCTION

We have audited the accompanying financial statements of Baan Company N.V., Barneveld for the year 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

SCOPE

We conducted our audit in accordance with auditing standards generally accepted in The Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

OPINION

In our opinion, the financial statements give a true and fair view of the financial position of the Company as at December 31, 1999 and of the result for the year then ended in accordance with accounting principles generally accepted in The Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of The Netherlands Civil Code.

EMPHASIS OF MATTER

Without qualifying our opinion above, we draw attention to the going concern note included under paragraph 1 of the notes to the financial statements which refers to the uncertainty as to the Company's ability to continue as a going concern. It is not impossible, however, that in the long term the Company will be able to continue operating as a going concern. The financial statements have therefore been prepared on a going-concern basis.


Amsterdam, July 17, 2000


PricewaterhouseCoopers N.V.